Filed Pursuant to Rule 424(b)(5)
Registration No. 333-167781

CALCULATION OF REGISTRATION FEE

Title of each class of securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
6.625% Notes due 2022	$1,000,000,000	$114,600

(1)	Calculated in accordance with Rule 457(r).

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 25, 2010)

$1,000,000,000

Smithfield Foods, Inc.

6.625% Senior Notes due 2022

The notes will bear interest at 6.625% per year. Interest on the notes is payable on February 15 and August 15 of each year, beginning February 15, 2013. The notes will mature on August 15, 2022.

We may redeem some or all of the notes at any time on or after August 15, 2017 at the prices and as described under “Description of Notes—Optional redemption.” We may redeem up to 35% of the notes using the proceeds of certain equity offerings prior to August 15, 2015. In addition, at any time prior to August 15, 2017, we may redeem some or all of the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a “make-whole” premium. If a change of control (as defined herein) occurs, we will be required to offer to purchase the notes from the holders at a price equal to 101% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of purchase. If we sell certain of our assets, we must offer to purchase the notes from the holders at a price equal to 100% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of purchase.

The notes will be our senior unsecured obligations, will rank equally with all our existing and future unsecured senior debt and will rank senior to all our future subordinated debt. The notes will be effectively subordinated to all our existing and future secured debt to the extent of the value of the assets securing such debt. The notes will not be guaranteed by any of our subsidiaries and, therefore, will be structurally subordinated to all liabilities (including trade payables) of our subsidiaries.

We do not plan to apply to list the notes on any securities exchange or to include them in any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement, and the risks described in our Annual Report on Form 10-K for the fiscal year ended April 29, 2012, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial price to public(1)	99.500%	$995,000,000
Underwriting discount	1.625%	$16,250,000
Proceeds, before expenses, to us	97.875%	$978,750,000

(1)	Plus accrued interest, if any, from August 1, 2012 if settlement occurs after that date.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about August 1, 2012.

Joint Book-Running Managers

Barclays	Goldman, Sachs & Co.

Joint Lead Managers

Rabo Securities	J.P. Morgan	Morgan Stanley	BMO Capital Markets

Co-Managers

Santander	SOCIETE GENERALE

Prospectus Supplement dated July 18, 2012

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the notes in this prospectus supplement differs from the description of debt securities in the accompanying base prospectus, you should rely on the information in this prospectus supplement. In addition, any statement in a filing we make with the Securities and Exchange Commission (the “SEC”) that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus. This prospectus supplement and the accompanying base prospectus may be used only for the purpose for which they have been prepared. We and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these notes in any state where the offer is not permitted. The information that appears in this document and which is incorporated by reference in this document may only be accurate as of the date of this document or the date of the document in which incorporated information appears. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated or deemed to be incorporated by reference herein may contain forward-looking statements with respect to our current views and estimates of future economic circumstances, industry conditions in domestic and international markets, our performance, financial condition, liquidity and financial results. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

S-ii

The risks discussed above are not exhaustive, and additional factors could adversely affect our business and financial performance, including factors and risks discussed in other sections of this prospectus supplement, the accompanying base prospectus and the other documents that we incorporate by reference into these documents. For a detailed discussion of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements, see the factors listed under the “Risk Factors” section of this prospectus supplement and under the items entitled “Risk Factors” in the Company’s Annual Report filed on Form 10-K for the fiscal year ended April 29, 2012 (incorporated by reference herein) as well as in the documents that we file from time to time with the SEC. Moreover, because we operate in a very competitive and rapidly changing environment, new risk factors are likely to emerge from time to time.

MARKET, RANKING AND OTHER DATA

Some of the data incorporated by reference in this prospectus supplement regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on internal studies, public filings or other independent published industry sources. We believe these internal data, public filings and independent sources are reliable as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the market, ranking and other similar data incorporated by reference in this prospectus supplement, and estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of such information incorporated by reference in this prospectus supplement.

S-iii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying base prospectus and does not contain all the information that you should consider before investing in the notes. You should carefully read the entire prospectus supplement, including the section entitled “Risk factors” on page S-7, the accompanying base prospectus, and our financial statements and the related notes and the other documents incorporated into this prospectus supplement and the accompanying base prospectus by reference, before making an investment decision. When we refer to financial information on an “as adjusted basis,” we mean as adjusted to give effect to the Refinancing Transaction discussed below.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to “Smithfield,” “we,” “our,” “us” and the “Company” are to Smithfield Foods, Inc. and its consolidated subsidiaries.

The Company

We began as a pork processing operation called The Smithfield Packing Company, founded in 1936 by Joseph W. Luter and his son, Joseph W. Luter, Jr. Through a series of acquisitions starting in 1981, we have become the largest pork processor and hog producer in the world. We are also the leader in numerous packaged meats categories with popular brands including Farmland®, Smithfield®, Eckrich®, Armour® and John Morrell®. We are committed to providing good food in a responsible way and maintaining robust animal care, community involvement, employee safety, environmental, and food safety and quality programs.

We produce and market a wide variety of fresh meat and packaged meats products both domestically and internationally. We operate in a cyclical industry and our results are significantly affected by fluctuations in commodity prices for livestock (primarily hogs) and grains. Some of the factors that we believe are critical to the success of our business are our ability to:

•	maintain and expand market share, particularly in packaged meats;

•	develop and maintain strong customer relationships;

•	continually innovate and differentiate our products;

•	manage risk in volatile commodities markets;

•	access international markets for our products; and

•	maintain our position as a low cost producer of live hogs, fresh pork and packaged meats.

We conduct our operations through four reportable segments: Pork, Hog Production, International and Corporate, each of which is comprised of a number of subsidiaries, joint ventures and other investments. A fifth reportable segment, the Other segment, contains the results of our former turkey production operations and our previous 49% interest in Butterball, LLC, which were sold in December 2010 (fiscal 2011), as well as our former live cattle operations, which were sold in the first quarter of fiscal 2010. The Pork segment consists mainly of our three wholly-owned U.S. fresh pork and packaged meats subsidiaries. The Hog Production segment consists of our hog production operations located in the United States. The International segment is comprised mainly of our meat processing and distribution operations in Poland, Romania and the United Kingdom, our interests in meat processing operations, mainly in Western Europe and Mexico, our hog production operations located in Poland and Romania and our interests in hog production operations in Mexico. The Corporate segment provides management and administrative services to support our other segments.

Revised Outlook

The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Outlook,” beginning on page 32 of the Company’s Annual Report on Form 10-K for the fiscal year ended April 29, 2012, is updated as follows with respect to the Hog Production segment. The outlook for our other segments remains materially unchanged from the discussion in our Annual Report on Form 10-K for the fiscal year ended April 29, 2012.

Hog Production

Recent concerns about drought conditions in the United States have caused sharp increases in feed grain prices. However, we expect hedge positions placed prior to the run-up in grain prices will mitigate, to a meaningful extent, the negative impact on our raising costs. In fiscal 2013, we now expect raising costs to average in the mid $60s per hundredweight throughout the fiscal year, as the blended effect of hedge gains and higher spot corn prices are averaged into cost over the course of the year.

Notwithstanding concerns about U.S. drought conditions, we believe a balance domestically, between restrained supply of pork and other proteins, coupled with healthy exports, is supportive of modest hog production profitability going forward. We expect marginal profitability in the Hog Production segment for the full fiscal year, with operating margins for fiscal 2013 below our normalized range of $10-$15 per head. While the current futures strip does not yet support these profitability levels, the relative health of U.S. pork fundamentals, existing risk management positions, and relatively high hog prices provide the basis for our outlook for the full fiscal year.

Tender Offer

Concurrently with this offering, we intend to commence a tender offer to repurchase any and all of our outstanding 10% Senior Secured Notes due 2014 (the “2014 Senior Secured Notes”) and any and all of our outstanding 7.75% Senior Notes due 2013 (the “2013 Senior Notes” and, together with the 2014 Senior Secured Notes, the “Tender Offer Notes”) for an aggregate purchase price of up to $869.4 million, including the payment of all accrued and unpaid interest payable and any applicable premiums on the purchased Tender Offer Notes (the “Tender Offer”). This offering, together with the Tender Offer, is a means to extend the average maturity and reduce the average weighted interest rate of our outstanding consolidated indebtedness. The Tender Offer is expected to remain open for twenty business days, but holders who tender at or prior to the tenth business day after commencement of the Tender Offer (the “Early Participation Deadline”) will be entitled to an early participation payment of $30 for each $1,000 principal amount of notes validly tendered (and not validly withdrawn) at or before the Early Participation Deadline and accepted by us pursuant to the Tender Offer. As of the date of this prospectus supplement, there was $589.4 million aggregate principal amount of 2014 Senior Secured Notes outstanding and $160.0 million aggregate principal amount of 2013 Senior Notes outstanding.

We intend to use the net proceeds of this offering to finance the Tender Offer, including the payment of all accrued and unpaid interest payable and any applicable early participation premium with respect to the Tender Offer Notes purchased thereunder, as well as any related fees and expenses. Completion of the Tender Offer will be subject to the closing of this offering and customary tender offer conditions. However, this offering is not subject to the completion of the Tender Offer or any minimum amount of Tender Offer Notes being tendered in the Tender Offer. If any of the 2014 Senior Secured Notes are not tendered by the Early Participation Deadline, we intend to redeem any such notes at 100% of their principal amount, plus a “make-whole” premium and accrued and unpaid interest to the date of redemption (the “Redemption”).

In this prospectus supplement, we refer to this offering (including the application of the net proceeds from this offering) and, if necessary, the Redemption, as the “Refinancing Transaction,” and references to the Refinancing Transaction assume that all of the outstanding 2014 Senior Secured Notes and $80.0 million of the outstanding 2013 Senior Notes are tendered prior to the Early Participation Deadline.

This prospectus supplement does not constitute an offer to purchase any of the 2014 Senior Secured Notes or any of the 2013 Senior Notes. Any such offer is being made exclusively pursuant to the terms of, and subject to the conditions set forth in, the offer to purchase and the related letter of transmittal for the Tender Offer.

The Offering

Issuer	Smithfield Foods, Inc.

Notes offered	$1,000,000,000 aggregate principal amount of 6.625% Senior Notes due 2022 to be issued under our Indenture – Senior Debt Securities dated as of June 1, 2007 (the “Senior Indenture”), to be supplemented by the Third Supplemental Indenture (the “Supplemental Indenture”, and collectively with the Senior Indenture, the “Indenture”).

Maturity	August 15, 2022.

Interest	Annual rate: 6.625%.

Interest payment dates	February 15 and August 15 of each year, beginning on February 15, 2013.

Optional Redemption	We may redeem some or all of the notes at any time on or after August 15, 2017 at the prices and as described under “Description of Notes—Optional redemption.” We may redeem up to 35% of the notes using the proceeds of certain equity offerings prior to August 15, 2015. In addition, at any time prior to August 15, 2017, we may redeem some or all of the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a “make-whole” premium.

Mandatory offers to purchase	The occurrence of a change of control (as defined herein), will be a triggering event requiring us to offer to purchase the notes at a price equal to 101% of the principal amount together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events that may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay indebtedness (with a corresponding reduction in commitment) or to invest in assets related to our business.

Ranking	The Notes will:

•	be our senior, unsecured obligations;

•	rank senior in right of payment to all of our future subordinated indebtedness;

•

rank equally in right of payment with all of our existing and future senior indebtedness (including the 2013 Notes, our 4% Convertible Senior Notes due 2013 (the “2013 Convertible Senior Notes”), and our 7.75% Senior Notes due 2017 (the “2017 Senior Notes”) and, to the extent that no 2014 Senior Secured Notes (the 2014 Senior Secured Notes, 2013 Senior Notes, the 2013 Convertible Senior Notes and the 2017 Senior Notes are collectively referred to herein as the “Existing Senior Notes”) remain outstanding following completion of the Tender Offer, the Rabobank Term Loan (as defined herein);

•

be effectively subordinated to all of our existing and future secured indebtedness (including the obligations under the Inventory Revolver, the Securitization Facility and, to the extent such notes remain outstanding following the completion of the Tender Offer, the 2014 Senior Secured Notes and the Rabobank Term Loan) to the extent of the value of the assets securing such indebtedness (upon repayment of the 2014 Senior Secured Notes in full, by means of the Tender Offer or the Redemption, any collateral currently securing the Rabobank Term Loan will be released);

•

not be guaranteed by any of our subsidiaries and, as a result, will be structurally subordinated to any existing and future obligations of our subsidiaries, including the obligations under the Inventory Revolver, the Rabobank Term Loan, the Securitization Facility and, to the extent such notes remain outstanding following the completion of the Tender Offer, the 2014 Senior Secured Notes.

As of April 29, 2012, on an as adjusted basis after giving effect to the Refinancing Transaction, our aggregate principal amount of indebtedness, including capital lease obligations, was $2,292.6 million, of which $143.7 million was secured debt, consisting of $64.9 million of credit facility borrowings, $51.7 million of subsidiary debt and $27.1 million of capital leases.

The notes will not be guaranteed by any of our subsidiaries and will be subordinated to all of the obligations and liabilities of our subsidiaries.

Covenants	We will issue the notes under an Indenture with U.S. Bank National Association (“U.S. Bank”), as trustee. The Indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make other restricted payments including, without limitation, paying dividends and making investments;

•	create liens;

•	redeem debt that is junior in right of payment to the notes;

•	sell or otherwise dispose of assets;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into mergers or consolidations;

•	enter into transactions with affiliates;

•	guarantee indebtedness; and

•	enter into sale and leaseback transactions.

If the notes are assigned an investment grade rating from Standard & Poor’s Ratings Service (at least BBB-) and Moody’s Investors Service, Inc. (at least Baa3), so long as no default or event of default has occurred and is continuing, our obligation to comply with these covenants will “fall away,” even if the notes are subsequently downgraded. The “fall away,” however, will not affect our obligation to comply with the covenants relating to liens, sale and leaseback transactions, and mergers and consolidations.

Use of proceeds	Upon the pricing of the notes in this offering, we intend to commence the Tender Offer. We intend to use the net proceeds of this offering to finance the Tender Offer and, if necessary, the Redemption, including the payment of all accrued and unpaid interest payable and any applicable early participation premium with respect to the Tender Offer Notes purchased thereunder and, if necessary, the payment of any redemption premium and accrued and unpaid interest with respect to the Redemption, as well as any related fees and expenses. We intend to use the proceeds from this offering remaining after the consummation of the Tender Offer for general corporate purposes. See “Use of Proceeds.”

Listing	We do not plan to list the notes on any securities exchange or to include them in any automated quotation system.

Risk factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement and the risks described in our Annual Report on Form 10-K for the fiscal year ended April 29, 2012, which is incorporated by reference herein, for a discussion of factors you should carefully consider before making an investment in the notes.

RISK FACTORS

You should carefully consider the risks described in our Annual Report on Form 10-K for the fiscal year ended April 29, 2012, as supplemented by the discussion below, and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying base prospectus, before making an investment decision. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in this prospectus supplement.

Risk Factors Relating to the Notes

Our level of indebtedness and the terms of our indebtedness could adversely affect our business and liquidity position.

As of April 29, 2012, on an as adjusted basis after giving effect to the Refinancing Transaction, we had:

•	$2,292.6 million of indebtedness;

•	guarantees of up to $101.8 million for the financial obligations of certain unconsolidated joint ventures and leases related to a divested subsidiary; and

•

aggregate unused capacity under the Inventory Revolver, the Securitization Facility and our other credit facilities totaling $1,144.6 million, taking into account outstanding borrowings of $64.9 million and $96.1 million of outstanding letters of credit under the Securitization Facility.

Because the borrowing capacity under the Inventory Revolver and Securitization Facility depend, in part, on inventory and/or accounts receivable levels, respectively, that fluctuate from time to time, such amounts may not reflect actual borrowing capacity.

Our indebtedness may increase from time to time for various reasons, including fluctuations in operating results, working capital needs, capital expenditures and potential acquisitions or joint ventures. In addition, due to the volatile nature of the commodities markets, we may have to borrow significant amounts to cover any margin calls under our risk management and hedging programs. During fiscal 2012, margin deposits posted by us ranged from $(32.9) million to $115.0 million (negative amounts represent margin deposits we have received from our brokers). Our consolidated indebtedness level could significantly affect our business because:

•

it may, together with the financial and other restrictive covenants in the agreements governing our indebtedness, limit or impair our ability in the future to obtain financing, refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and materially impair our liquidity;

•	a downgrade in our credit rating could restrict or impede our ability to access capital markets at attractive rates and increase the cost of future borrowings;

•	it may reduce our flexibility to respond to changing business and economic conditions or to take advantage of business opportunities that may arise;

•

a portion of our cash flow from operations must be dedicated to interest payments on our indebtedness and is not available for other purposes, which amount would increase if prevailing interest rates rise;

•

substantially all of our assets in the United States secure the Inventory Revolver, which is an inventory-based revolving credit facility totaling $925.0 million, with an option to expand up to $1.2 billion, the Securitization Facility, which is an accounts receivable securitization facility totaling $275.0 million, our $200.0 million term loan due June 9, 2016 (the “Rabobank Term Loan”) and our 2014 Senior Secured Notes, all of which could limit our ability to dispose of such assets or utilize the proceeds of such dispositions and, upon an event of default under any such secured indebtedness, the lenders thereunder could foreclose upon our pledged assets; and

•	it could make us more vulnerable to downturns in general economic or industry conditions or in our business.

Should market conditions deteriorate, or our operating results be depressed in the future, we may have to request amendments to our covenants and restrictions. There can be no assurance that we will be able to obtain such relief should it be needed in the future. A breach of any of these covenants or restrictions could result in a default that would permit our senior lenders, including lenders under the Inventory Revolver, the Securitization Facility, the Rabobank Term Loan, and the holders of our Existing Senior Notes, as the case may be, to declare all amounts outstanding under the Inventory Revolver, the Securitization Facility, the Rabobank Term Loan, and the Existing Senior Notes to be due and payable, together with accrued and unpaid interest, and the commitments of the relevant lenders to make further extensions of credit under the Inventory Revolver and the Securitization Facility could be terminated. If we were unable to repay our secured indebtedness to our lenders, these lenders could proceed against the collateral securing that indebtedness, which could include substantially all of our assets. Our future ability to comply with financial covenants and other conditions, make scheduled payments of principal and interest, or refinance existing borrowings depends on future business performance that is subject to economic, financial, competitive and other factors, including the other risks described in this prospectus supplement and the documents incorporated by reference herein.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the Notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreements governing the Inventory Revolver, the Securitization Facility and the Rabobank Term Loan and the indentures governing the notes and the Existing Senior Notes restrict our ability to dispose of assets and use the proceeds from any such dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of Notes.”

In addition, we conduct our operations through our subsidiaries, none of which will guarantee the notes on the issue date. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes and the agreements governing certain of our other existing indebtedness will limit the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under our credit facilities could terminate their commitments to loan money, our secured lenders, including the lenders under the Inventory Revolver, the Securitization Facility and, to the extent such notes remain outstanding following the completion of the Tender Offer, the holders of the 2014 Senior Secured Notes and the lenders under the Rabobank Term Loan (upon repayment in full of the 2014 Senior Secured Notes, by means of the Tender Offer or the Redemption, any collateral currently securing the Rabobank Term Loan will be released), could foreclose against the assets securing such indebtedness and we could be forced into bankruptcy or liquidation, in each case, which could result in your losing your investment in the notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our credit facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. As of April 29, 2012, on an as adjusted basis after giving effect to the Refinancing Transaction, we would have had $64.9 million of borrowings under our credit facilities and $51.1 million of outstanding term loan borrowings at variable interest rates. A 1/8% increase or decrease in the interest rates on our credit facilities and our outstanding, variable rate term loan borrowings would result in a $0.1 million increase or decrease in annual interest expense. We may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

The notes will be effectively subordinated to our secured debt.

Because the notes will be unsecured, they will effectively be subordinated to our secured debt (including the obligations under the Inventory Revolver, the Securitization Facility and, to the extent such notes remain outstanding following the completion of the Tender Offer, the 2014 Senior Secured Notes and the Rabobank Term Loan (upon repayment in full of the 2014 Senior Secured Notes, by means of the Tender Offer or the Redemption, any collateral currently securing the Rabobank Term Loan will be released)) to the extent of the value of the assets securing our secured debt. As of April 29, 2012, on an as adjusted basis after giving effect to the Refinancing Transaction, we would have had $143.7 million of secured debt, consisting of $64.9 million of credit facility borrowings, $51.7 million of subsidiary debt and $27.1 million of capital leases.

We may incur additional secured debt in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes only after all indebtedness under the senior secured credit facilities and that other secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization.

If we receive an “investment grade” rating you will no longer have the benefit of many of the covenants.

If at any time the notes receive an “investment grade” rating from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and Moody’s Investors Service, Inc., then, subject to additional conditions, we will no longer be subject to most of the covenants set forth in the Indenture relating to the notes and the 2017 Senior Notes. If most of the covenants have ceased to apply to us as a result of achieving those ratings, those covenants will not be restored, even if the notes are later rated below investment grade by either or both of the rating agencies.

Covenants in our various debt agreements restrict our business in many ways and failure to comply with them may result in adverse action by our lenders.

Our various debt agreements, including the indentures relating to the notes and the Existing Senior Notes, the Rabobank Term Loan, the Inventory Revolver, the Securitization Facility and our other credit facilities, contain certain covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make other restricted payments, including paying dividends and making investments;

•	create liens;

•	sell or otherwise dispose of assets;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into mergers and consolidations;

•	enter into transactions with affiliates;

•	guarantee indebtedness; and

•	enter into sales and leaseback transactions.

In addition, the agreements governing our credit facilities include restrictive covenants that require us to maintain certain financial ratios. Our ability to meet these financial ratios can be affected by events beyond our control.

Should market conditions or our operating results become depressed in the future, we may have to request, as we have in the past, amendments to our covenants and restrictions and there can be no assurance that we will be able to obtain such relief. The breach of any of these covenants or restrictions could result in a default that would permit our senior lenders, including the lenders under the Rabobank Term Loan, the Inventory Revolver, the Securitization Facility and our other credit facilities, or the holders of the notes or our Existing Senior Notes, as the case may be, to declare all amounts borrowed under such credit facilities, the notes or our Existing Senior Notes to be due and payable, together with accrued and unpaid interest, and the commitments of the relevant senior lenders to make further extensions of credit under our credit facilities could be terminated. If we were unable to repay our indebtedness to our senior secured lenders, these lenders could proceed against the collateral securing that indebtedness, which could include substantially all of our assets.

We may not be able to satisfy our obligations to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Existing Senior Notes (other than the 2013 Convertible Senior Notes) and loans under the Rabobank Term Loan at 101% of their principal amount and the 2013 Convertible Senior Notes at 100% of their principal amount, in each case plus accrued and unpaid interest to the purchase date. Additionally, under the Inventory Revolver and the Securitization Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and the commitments to lend would terminate. The source of funds for any purchase of our debt securities, including the notes, and repayment of our other credit facilities will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and our other debt securities and events of default and potential breaches of the credit agreements governing the Inventory Revolver and the Securitization Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to the Company.

In addition, certain important corporate events, such as leveraged recapitalizations, would not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of Notes—Change of control.”

In addition, recent case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, issuers may nevertheless avoid triggering a change of control under a clause similar to clause (iii) of the definition of “Change of Control” under the caption “Description of Notes—Change of control”, if the outgoing directors were to approve the new directors for the purpose of such change of control clause.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

In addition to our current indebtedness, we may be able to incur substantially more debt, which could further increase the risks described above.

We may be able to incur substantial additional indebtedness in the future. The terms of the Indenture do not fully prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. As of April 29, 2012, on as adjusted basis after giving effect to the Refinancing Transaction, we would have been permitted to borrow up to $1,144.6 million of additional borrowings under our credit facilities, after giving effect to outstanding borrowings of $64.9 million and $96.1 million of outstanding letters of credit, subject to compliance with the covenants and conditions to borrowing under the credit facilities. Our Inventory Revolver includes an incremental facility option that permits the commitments under the Inventory Revolver to be increased to $1.2 billion, subject to certain conditions. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of Notes” and “Description of Other Indebtedness.”

An active trading market for the notes may not develop or be sustained.

The notes will be a new issue of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes and, if commenced, they may discontinue their market-making activities at any time without notice.

Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In such case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in such market and/or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and there can be no assurances that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Any downgrade by rating agencies would increase the interest rate under certain of our current and future floating rate debt instruments, decrease earnings and may result in higher borrowing costs.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $977.8 million, after deducting the underwriting discount and expenses related to this offering. We intend to use the net proceeds of this offering to finance the Tender Offer, including the payment of all accrued and unpaid interest payable and any applicable early participation premium with respect to the Tender Offer Notes purchased thereunder and, if necessary, the payment of any redemption premium and accrued and unpaid interest with respect to the Redemption, as well as any related fees and expenses. As of the date of this prospectus supplement, there was $589.4 million aggregate principal amount of 2014 Senior Secured Notes outstanding and $160.0 million aggregate principal amount of 2013 Senior Notes outstanding.

Assuming all of our outstanding 2014 Senior Secured Notes and $80.0 million of our outstanding 2013 Senior Notes are tendered at or prior to the Early Participation Deadline, and purchased in connection with, the Tender Offer (and assuming that we do not amend the pricing terms prior to the expiration of the Tender Offer), the aggregate cost of purchasing the Tender Offer Notes, including payment of the early participation premium, all accrued and unpaid interest payable and related fees and expenses, will be $784.6 million.

Completion of the Tender Offer will be subject to the closing of this offering and customary tender offer conditions. We intend to use the remaining net proceeds from this offering (the amount of which will depend on whether the Tender Offer is consummated and, if consummated, the principal amount of our 2014 Senior Secured Notes and our 2013 Senior Notes tendered and purchased in the Tender Offer) for general corporate purposes. Our management will determine the allocation and timing of the application of such remaining net proceeds in light of market conditions and other relevant factors. If circumstances warrant, we may engage in additional debt tenders, redemptions or other transactions intended to refinance or reduce our existing indebtedness.

CAPITALIZATION

The following table sets forth our actual capitalization as of April 29, 2012 on (i) an actual basis and (ii) an as adjusted basis to give effect to the Refinancing Transaction, including the offering of the notes and the application of the net proceeds of this offering in the manner described under “Use of Proceeds.” The as adjusted column in the table below assumes the following:

•

the receipt and application of the net proceeds of this offering of approximately $977.8 million to finance the Tender Offer, including the payment of all accrued and unpaid interest payable and any applicable early participation premium on the Tender Offer Notes purchased thereunder, as well as any related fees and expenses; and

•

all outstanding 2014 Senior Secured Notes and $80.0 million of our outstanding 2013 Senior Notes that are expected to be repurchased in the Tender Offer are tendered prior to the Early Participation Deadline and the holders thereof receive the early participation premium.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended April 29, 2012 and our audited financial statements and related notes for the fiscal year ended April 29, 2012 included therein.

	As of April 29, 2012
(in millions)	Actual	As adjusted
Cash and cash equivalents	$324.3	$517.5

Inventory Revolver(1)	—	—
Securitization Facility(2)	—	—
International Facilities(3)	64.9	64.9
Long-term debt and capital lease obligations:
Offered notes(4)	—	995.0
2013 Senior Notes	160.0	80.0
2013 Convertible Senior Notes(5)	373.2	373.2
2014 Senior Secured Notes(6)	586.8	—
Rabobank Term Loan	200.0	200.0
2017 Senior Notes	500.0	500.0
Subsidiary debt(7)	52.4	52.4
Capital lease obligations	27.1	27.1

Total debt (including capital lease obligations)	1,964.4	2,292.6
Less current portion of long-term debt and capital lease obligations	(63.5)	(63.5)

Total long-term debt and capital lease obligations	$1,900.9	$2,229.1
Total Shareholders’ Equity	3,387.3	3,313.2	(8)

Total Long-Term capitalization	$5,288.2	$5,542.3

(1)	We have commitments of $925.0 million available under the Inventory Revolver and an incremental facility option that permits the commitments under the Inventory Revolver to be increased to $1.2 billion, subject to certain conditions. Because the borrowing capacity under the Inventory Revolver depends, in part, on inventory levels that fluctuate from time to time, such commitments may not reflect actual borrowing capacity.

(2)	As of April 29, 2012, $96.1 million in letters of credit were outstanding under the Securitization Facility.

(3)	Our international subsidiaries have $105.6 million of commitments available under the International Facilities.

(4)	Includes unamortized bond discount of $5.0 million.

(5)	Includes $26.8 million of unamortized bond discount.

(6)	Includes $2.6 million of unamortized bond discount, net of bond premiums.

(7)	Includes $51.7 million of secured subsidiary debt.

(8)	Reflects, net of tax, $110.4 million of premiums that we will pay to repurchase the bonds in the Tender Offer and $10.9 million of accelerated debt cost and debt discounts and premiums that we will write off as a result of the Tender Offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows (i) our historical ratio of earnings to fixed charges for the periods indicated and (ii) our pro forma ratio of earnings to fixed charges, which gives effect to the Refinancing Transaction. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. Earnings consist of pre-tax income from continuing operations before adjustments for equity investees, distributed earnings of equity investees, the estimated interest portion of rent, and interest expense, including the amortization of debt issuance costs. Fixed charges consist of the estimated interest portion of rent and interest expense, including the amortization of debt issuance costs.

Pro Forma Fiscal Year Ended	Historical Fiscal Year Ended
April 29, 2012	April 29, 2012	May 1, 2011	May 2, 2010	May 3, 2009	April 27, 2008
3.9x	3.9x	3.7x	0.2x	(0.6)x(1)	2.0x

(1)	Earnings were inadequate to cover fixed charges by approximately $143.6 million for the fiscal year ended May 3, 2009.

DESCRIPTION OF OTHER INDEBTEDNESS

As of April 29, 2012, we had outstanding the following indebtedness:

(in millions)	April 29, 2012
Inventory Revolver	$—
Securitization Facility	—	(1)
International Facilities	64.9
Rabobank Term Loan	200.0
2014 Senior Secured Notes	586.8	(2)
Capital Leases	27.1
2013 Senior Notes	160.0
2013 Convertible Senior Notes	373.2	(3)
2017 Senior Notes	500.0
Subsidiary Debt	52.4	(4)

Total debt and Capital Lease Obligations	$1,964.4

(1)	As of April 29, 2012, $96.1 million in letters of credit were outstanding under the Securitization Facility.

(2)	Includes $2.6 million of unamortized bond discount, net of bond premiums.

(3)	Includes $26.8 million of unamortized bond discount.

(4)	Includes $51.7 million of secured subsidiary debt.

As of April 29, 2012, our long-term debt obligations had the following maturities over the next five years:

Fiscal year (in millions)	Amount
2013	62.5
2014	553.2
2015	604.3
2016	39.6
2017	177.7

Set forth below is a summary of all our material indebtedness, other than the notes, that will be outstanding following issuance of the notes. The following descriptions do not purport to be complete and are qualified in their entirety by reference to their respective governing documents.

Working Capital Facilities

In June 2011 (fiscal 2012), we refinanced our asset-based revolving credit agreement totaling $1.0 billion that supported short-term funding needs and letters of credit into two separate facilities: (1) the Inventory Revolver, which is an inventory-based revolving credit facility totaling $925.0 million, with an option to increase available commitments to $1.2 billion, subject to certain conditions, and (2) the Securitization Facility, which is an accounts receivable securitization facility totaling $275.0 million. We may request working capital loans and letters of credit under both facilities.

Inventory Revolver

Availability under the Inventory Revolver is a function of the level of eligible inventories, subject to reserves. The Inventory Revolver matures in June 2016. However, it will mature on March 15, 2014 if the outstanding principal balance of our 2014 Senior Secured Notes, net of the amount of cash in excess of $75 million, exceeds $300 million on that date. The unused commitment fee and the interest rate spreads are a function of our leverage ratio (as defined in the Second Amended and Restated Credit Agreement governing the Inventory Revolver). As of April 29, 2012, the unused commitment fee and interest rate were 0.375% and LIBOR plus 2.5%, respectively. The Inventory Revolver includes financial covenants. The ratio of our funded debt to capitalization (as defined in the Second Amended and Restated Credit Agreement governing the Inventory Revolver) may not exceed 0.5 to 1.0, and our EBITDA to interest expense ratio (as defined in the Second Amended and Restated Credit Agreement governing the Inventory Revolver) may not be less than 2.5 to 1.0. Obligations under the Inventory Revolver are guaranteed by our material U.S. subsidiaries and are secured by (i) a first priority lien on certain personal property, including cash and cash equivalents, deposit accounts, inventory, intellectual property, and certain equity interests (the “Inventory Revolver Collateral”), and (ii) a second priority lien on substantially all of the guarantors’ real property, fixtures and equipment (collectively, the “Non-Inventory Revolver Collateral”). We incurred approximately $9.7 million in transaction fees in connection with the Inventory Revolver, which are being amortized over its five-year life.

Securitization Facility

The term of the Securitization Facility is three years. As part of the arrangement, all accounts receivable of our major Pork segment subsidiaries are sold to a wholly-owned “bankruptcy remote” special purpose vehicle (“SPV”). The SPV pledges the receivables as security for loans and letters of credit. The SPV is included in our consolidated financial statements and therefore, the accounts receivable owned by it are included in our consolidated balance sheet. However, the accounts receivable owned by the SPV are separate and distinct from our other assets and are not available to our other creditors should we become insolvent. As of April 29, 2012, the SPV held $390.3 million of accounts receivable and we had no outstanding borrowings on the Securitization Facility.

The unused commitment fee and the interest rate spreads under the Securitization Facility are a function of our leverage ratio (as defined in the Second Amended and Restated Credit Agreement governing the Inventory Revolver). As of April 29, 2012, the unused commitment fee and interest rate were 0.375% and the lender’s cost of funds of 0.28% plus 1.25%, respectively. We incurred approximately $1.3 million in transaction fees in connection with the Securitization Facility, which are being amortized over its three-year life.

Rabobank Term Loan

In June 2011 (fiscal 2012), we refinanced our $200 million Rabobank Term Loan. As a result, the maturity date changed from August 29, 2013 to June 9, 2016. We are obligated to repay $25.0 million of the principal under the Rabobank Term Loan on June 9, 2015. We may elect to prepay the loan at any time, subject to the payment of certain prepayment fees in respect of any voluntary prepayment prior to June 9, 2013 and other customary breakage costs. Interest accrues, at our option, at LIBOR plus 3.75% or a base rate (the greater of Rabobank’s prime rate and the Federal funds rate plus 0.5%) plus 2.75%. Obligations under the Rabobank Term Loan are guaranteed by our material U.S. subsidiaries and are secured by a first priority lien on the Non-Inventory Revolver Collateral and a second priority lien on the Inventory Revolver Collateral. Upon repayment of the 2014 Senior Secured Notes in full, by means of the Tender Offer or the Redemption, any collateral currently securing the Rabobank Term Loan will be released.

2013 Senior Notes

In May 2003, we issued $350.0 million of 7.75% Senior Notes due 2013, which we refer to as the 2013 Senior Notes. Interest on the 2013 Senior Notes is payable in semiannual installments. The 2013 Senior Notes mature on May 15, 2013. The 2013 Senior Notes rank equal to the notes offered by this prospectus and have substantially similar covenants and terms.

2013 Convertible Senior Notes

In July 2008 (fiscal 2009), we issued $400.0 million aggregate principal amount of 4% convertible senior notes due June 30, 2013, which we refer to as the 2013 Convertible Senior Notes, in a registered offering. The 2013 Convertible Senior Notes are senior unsecured obligations. The 2013 Convertible Senior Notes are payable with cash and, at certain times, are convertible into shares of our common stock based on an initial conversion rate, subject to adjustment, of 44.082 shares per $1,000 principal amount of 2013 Convertible Senior Notes (which represents an initial conversion price of approximately $22.68 per share). Upon conversion, a holder will receive cash up to the principal amount of the 2013 Convertible Senior Notes and shares of our common stock for the remainder, if any, of the conversion obligation.

Prior to April 1, 2013, holders may convert their notes into cash and shares of our common stock, if any, at the applicable conversion rate under the following circumstances:

•

during any fiscal quarter if the last reported sale price of our common stock is greater than or equal to 120% of the applicable conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•

during the five business-day period after any ten consecutive trading-day period in which the trading price per $1,000 principal amount of notes was less than 98% of the last reported sale price of our common stock multiplied by the applicable conversion rate; or

•	upon the occurrence of specified corporate transactions.

On or after April 1, 2013, holders may convert their 2013 Convertible Senior Notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date, regardless of the foregoing circumstances.

The 2013 Convertible Senior Notes rank equal to the notes offered by this prospectus.

2014 Senior Secured Notes

In July 2009 (fiscal 2010), we issued $625 million aggregate principal amount of 10% senior secured notes, which we refer to as the 2014 Senior Secured Notes, at a price equal to 96.201% of their face value. In August 2009 (fiscal 2010), we issued an additional $225 million aggregate principal amount of 2014 Senior Secured Notes at a price equal to 104% of their face value, plus accrued interest from July 2, 2009 to August 14, 2009. The 2014 Senior Secured Notes mature in July 2014.

The 2014 Senior Secured Notes are guaranteed by substantially all of our U.S. subsidiaries. The 2014 Senior Secured Notes are secured by first-priority liens, subject to permitted liens and exceptions for excluded assets, in the Non-Inventory Revolver Collateral and, as of June 9, 2011, by second-priority liens on the Inventory Revolver Collateral.

The 2014 Senior Secured Notes rank equally in right of payment to all of our existing and future senior debt and senior in right of payment to all of our existing and future subordinated debt. The guarantees will rank equally in right of payment with all of the guarantors’ existing and future senior debt and senior in right of payment to all of the guarantors’ existing and future subordinated debt. In addition, the 2014 Senior Secured Notes are structurally subordinated to the liabilities of our non-guarantor subsidiaries.

2017 Senior Notes

In June 2007, we issued $500.0 million of 7.75% Senior Notes due 2017, which we refer to as the 2017 Senior Notes. Interest on the 2017 Senior Notes is payable in semiannual installments. The 2017 Senior Notes mature on July 1, 2017. The 2017 Senior Notes rank equal to the notes offered by this prospectus. The indenture under which the 2007 Senior Notes were issued limits our ability and the ability of our restricted subsidiaries to incur additional debt; issue redeemable stock and preferred stock; repurchase capital stock; make other restricted payments including, without limitation, paying dividends and making investments; create liens; redeem debt that is junior in right of payment to the notes; sell or otherwise dispose of assets, including capital stock of subsidiaries; enter into agreements that restrict dividends from subsidiaries; enter into mergers or consolidations; enter into transactions with affiliates; guarantee indebtedness; enter into sale and leaseback transactions; and enter into new lines of business. If the 2007 Senior Notes are assigned an investment grade rating from Standard & Poor’s Ratings Service (at least BBB-) and Moody’s Investors Service, Inc. (at least Baa3), so long as no default or event of default has occurred and is continuing, our obligation to comply with these covenants will “fall-away,” even if the notes are subsequently downgraded. The “fall-away,” however, will not affect our obligation to comply with the covenants relating to liens, sale and leaseback transactions, and mergers and consolidations.

Guarantees

As part of our business, we are a party to various financial guarantees and other commitments as described below. These arrangements involve elements of performance and credit risk that are not included in the consolidated condensed balance sheets. We could become liable in connection with these obligations depending on the performance of the guaranteed party or the occurrence of future events that we are unable to predict. If we consider it probable that we will become responsible for an obligation, we will record the liability on our consolidated balance sheet.

We (together with our joint venture partners) guarantee financial obligations of certain unconsolidated joint ventures and hog farmers. The financial obligations are: up to $87.0 million of debt borrowed by Agroindustrial del Noroeste (“Norson”), of which $58.0 million was outstanding as of April 29, 2012, and up to $3.5 million of liabilities with respect to currency swaps executed by another of our unconsolidated Mexican joint ventures, Granjas Carroll de Mexico. The covenants in the guarantee relating to Norson’s debt incorporate our covenants under the Inventory Revolver. In addition, we continue to guarantee a lease obligation of $11.3 million that was assumed by JBS in connection with the sale of Smithfield Beef, Inc. This lease guarantee may remain in place until the lease expires in February 2022.

DESCRIPTION OF NOTES

We will issue the Notes under a senior indenture between us and U.S. Bank, as trustee (the “Trustee”), dated as of June 1, 2007 (as supplemented, the “Original Indenture”), as supplemented by the Third Supplemental Indenture (the “Third Supplemental Indenture” and, together with the Original Indenture, the “Indenture”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Indenture is unlimited in aggregate principal amount, although the issuance of Notes in this offering will be limited to $1.0 billion in aggregate principal amount. From time to time, we may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes other than issue date, issue price and the first interest payment date (the “Additional Notes”). We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture, including the covenant described under “Certain covenants—Limitation on indebtedness.” Any Additional Notes will be part of the same issue as the Notes that the Company is currently offering and the Notes and any Additional Notes will be treated as a single class for all purposes under the Indenture, including with respect to waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, references to “Notes” for all purposes under the Indenture and this description of notes include any Additional Notes that are issued.

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of our obligations and your rights.

You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.” For purposes of this description, references to the “Company,” “we,” “our,” and “us” refer only to Smithfield Foods, Inc. and not to any of its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The notes

The Notes will:

•	be senior, unsecured obligations of the Company;

•	rank equally in right of payment with any existing and future senior Indebtedness of the Company and senior in right of payment to any future subordinated Indebtedness of the Company;

•

be effectively subordinated to the Company’s existing and future Secured Indebtedness (including the obligations under the Inventory Revolver, the Securitization Facility and, to the extent such notes remain outstanding, the Senior Secured Notes due 2014 and the Rabobank Term Loan (upon repayment in full of the Senior Secured Notes due 2014 any collateral currently securing the Rabobank Term Loan will be released)) to the extent of the value of the assets securing such Indebtedness;

•

not be guaranteed by any Subsidiary of the Company and, as a result, will be structurally subordinated to any existing and future obligations of Subsidiaries of the Company, including the obligations under the Inventory Revolver, the Rabobank Term Loan, the Securitization Facility, indebtedness of Foreign Subsidiaries and, to the extent such notes remain outstanding, the Senior Secured Notes due 2014;

•	mature on August 15, 2022; and

•	be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest

Interest on the Notes will:

•	accrue at the rate of 6.625% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on February 15 and August 15, commencing on February 15, 2013;

•	be payable to the Holders of record on February 1 and August 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the notes; transfer and exchange

The Company will pay principal of, premium, if any, and interest on the Notes, and the Notes may be exchanged or transferred, at the office or agency designated by the Company (which initially will be the corporate trust office of the Trustee in New York City, New York), except that the Company may, at its option, pay interest on the Notes by check to Holders at their registered address as it appears in the Note register. The Company will pay principal of, premium, if any, and interest on the Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered Holder of such global Note.

No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

On and after August 15, 2017, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2017	103.313%
2018	102.208%
2019	101.104%
2020 and thereafter	100.000%

Prior to August 15, 2015, the Company may, upon not less than 30 nor more than 60 days’ notice, on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Public Equity Offerings at a redemption price of 106.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65% of the original principal amount of the Notes (exclusive of any Additional Notes) remains outstanding after each such redemption; and

(2) the redemption occurs within 60 days after the closing of such Public Equity Offering.

In addition, at any time prior to August 15, 2017, the Notes may be redeemed by the Company, upon not less than 30 nor more than 60 days’ notice, in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means with respect to any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) 100.0% of the principal amount of such Note plus (2) all required remaining scheduled interest payments due on such Note through August 15, 2017 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note, in each case as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to August 15, 2017; provided, however, that if the period from the redemption date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

In the case of any partial redemption, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and reasonable, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

The Company may provide in any redemption notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control or the completion of a Public Equity Offering.

No sinking fund or mandatory redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described below under the headings “Change of control” and “Certain covenants—Limitation on sales of assets.”

Except as provided under the heading “Optional redemption” above, the Notes will not be redeemable at the option of the Company. The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The Notes will rank senior in right of payment to all future Indebtedness of the Company that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated. The Notes will be effectively subordinated to the Company’s obligations under the Inventory Revolver, the Securitization Facility and, to the extent such notes remain outstanding, the Senior Secured Notes due 2014 and the Rabobank Term Loan (upon repayment in full of the Senior Secured Notes due 2014 any collateral currently securing the Rabobank Term Loan will be released) to the extent of the value of the assets securing such Indebtedness. The Notes will be effectively subordinated to obligations of subsidiaries of the Company, including the obligations under the Inventory Revolver, the Securitization Facility, indebtedness of Foreign Subsidiaries and, to the extent such notes remain outstanding, the Senior Secured Notes due 2014 and the Rabobank Term Loan. In the event of bankruptcy, liquidation, reorganization or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Secured Indebtedness of the Company, the assets of the Company that secure such Indebtedness will be available to pay obligations on the Notes and other senior unsecured Indebtedness of the Company only after all Secured Indebtedness of the Company has been paid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

As of April 29, 2012, assuming that the Company had completed the Refinancing Transaction (and $80.0 million in aggregate principal amount of the Senior Notes due 2013 and all of the Senior Secured Notes due 2014 had been tendered in the Tender Offer) and applied the net proceeds from the offering in the manner described in “Use of proceeds”:

•	the Company would have had $2,292.6 million of outstanding Indebtedness, including capital lease obligations but excluding intercompany liabilities;

•	the Company would have had $143.7 million of outstanding Secured Indebtedness which would rank effectively senior to the Notes to the extent of the value of the assets securing such Indebtedness;

•

the Company would not have had Secured Indebtedness outstanding under the Inventory Revolver or the Securitization Facility , although Indebtedness Incurred in the future under the Inventory Revolver and the Securitization Facility will rank effectively senior to the Notes to the extent of the value of the assets securing such Indebtedness;

•

the Company would have had $2,148.9 million of outstanding senior, unsecured Indebtedness, including the Convertibles Notes, the Senior Notes due 2013 and the Senior Notes due 2017, all of which would rank equally in right of payment with the Notes; and

•

the Company’s subsidiaries would have had $2,074.7 million of outstanding liabilities (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the Notes.

The Notes are not guaranteed by any of the Company’s subsidiaries. As a result, the Notes are structurally subordinated to the liabilities and obligations of the Company’s subsidiaries.

Change of control

Upon the occurrence of any of the following events (each, a “Change of Control”), each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided, however, that the Company will not be obligated to offer to repurchase any Notes pursuant to this covenant to the extent that the Company has exercised its right to redeem Notes pursuant to the terms described under the heading “Optional redemption” above:

(i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the fair market value of the Company’s assets on a consolidated basis, in one transaction or a series of related transactions, to any Person or Persons other than the Company or one or more of its Restricted Subsidiaries;

(ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the Company’s Voting Stock (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(iv) the adoption of a plan relating to the Company’s liquidation or dissolution.

In the event that at the time of such Change of Control the terms of any Indebtedness restrict or prohibit the repurchase of Notes as described in the immediately following paragraph, then the Indenture requires that prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall either (i) repay in full all such Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company will first comply with the requirement described in the preceding sentence before the Company will be required to make the Change of Control Offer or to purchase the Notes pursuant to the provisions described herein; provided that such compliance will not extend the time periods set forth in the Indenture for the Company to make an offer to repurchase the Notes in connection with a Change of Control.

Within 30 days following any Change of Control, the Company must mail a notice (the “Change of Control Offer”) to each Holder with a copy to the Trustee stating such: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes or portions of such Holder’s Notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a Regular Record Date to receive interest on the relevant Interest Payment Date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); (4) that any Note not tendered will continue to accrue interest pursuant to its terms; (5) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; and (6) the instructions determined by the Company consistent with this “Change of control” covenant that a Holder must follow in order to have its Notes purchased or to cancel a previous order of purchase.

On or before the Change of Control Payment Date, the Company must: (i) accept for payment Notes or portions of Notes tendered pursuant to the Change of Control Offer; (ii) deposit with the paying agent money sufficient to pay the purchase price of all Notes or portions of Notes accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Notes or portions of Notes so accepted together with an Officers’ Certificate specifying the Notes or portions of Notes accepted for payment by the Company. The Paying Agent shall promptly mail, to the Holders of Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of the “Change of Control” covenant of the Indenture, the Trustee shall act as Paying Agent.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be paid to Holders who tender pursuant to the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the “Change of control” covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the “Change of control” covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached the Indenture obligations.

The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

If the Company is unable to repay all of the Company’s Indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of the Company’s Indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes, then the Company will have breached the “Change of Control” covenant of the Indenture. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes outstanding. In addition, the failure by the Company to repurchase Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

The occurrence of a Change of Control would constitute a default under the Inventory Revolver and the Securitization Facility. In addition, certain events that may constitute a change of control under the Inventory Revolver and the Securitization Facility and cause a default thereunder may not constitute a Change of Control under the Indenture. Furthermore, the Company is required upon the occurrence of certain change of control events (including but not limited to, certain events which would constitute a Change of Control) to make an offer to repurchase the Convertible Notes, the Senior Notes due 2013, the Senior Secured Notes due 2014 and the Senior Notes due 2017 and offer to repay the Rabobank Term Loan. The Company’s future Indebtedness and that of its Subsidiaries may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes, the Convertible Notes, the Senior Notes due 2013, the Senior Secured Notes due 2014, the Senior Notes due 2017 or repay the Rabobank Term Loan could cause a default under agreements evidencing such Indebtedness, even if the Change of Control itself does not, due to the financial effect on the Company of such repurchase obligation. Finally, the Company’s ability to pay cash to the

Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases of either of the Notes or of any Indebtedness outstanding that would prohibit such a Note repurchase.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” (see clause (i) of such definition) includes a disposition of all or substantially all of the Company’s property and assets and its Subsidiaries. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company would be required to make an offer to repurchase the Notes as described above.

None of the provisions of the Indenture relating to a purchase of the Notes upon a Change of Control is waivable by the Board of Directors. Without the consent of each affected Holder, after the mailing of the notice of a Change of Control Offer, no amendment of the Indenture may, directly or indirectly, affect the Company’s obligation to consummate a Change of Control Offer or waive any default in the performance of the Company’s obligations relating to such offer or modify any of the provisions of the definitions relating to such offer.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all the Notes validly tendered and not withdrawn pursuant to such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control and conditional upon such Change of Control if a definitive agreement is in place with respect to the event constituting the Change of Control at the time of the Change of Control Offer.

Certain covenants

The Indenture contains covenants including, among others, the following:

Limitation on indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date of the Incurrence of such Indebtedness the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than 2.00:1.00.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries, as set forth below, may Incur the following Indebtedness:

(i)(A) Indebtedness Incurred pursuant to Debt Facilities and (B) the Incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is nonrecourse to the Company or any of its Subsidiaries (except for Standard Securitization Undertakings) in an aggregate principal amount for Indebtedness Incurred under clauses (A) and (B) not to exceed the greater of (x) $2,250.0 million, less the aggregate amount of all repayments of principal actually made under the Inventory Revolver since the Issue Date with Net Available Cash from Asset Dispositions pursuant to clause (a)(iii)(A) of the covenant described under “Limitation on sales of assets” and (y) the Borrowing Base;

(ii) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly- Owned Subsidiary; provided, however,

(A) if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(B) if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(C) (x) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness ceasing to be held by the Company or a Wholly-Owned Subsidiary of the Company and (y) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Wholly-Owned Subsidiary of the Company, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (ii);

(iii) any Indebtedness (other than the Indebtedness described in clauses (i), (ii), (iv), (v), (vi) and (x)) outstanding on the Issue Date, including the Convertible Notes, the Senior Notes due 2013 and the Senior Notes due 2017 then outstanding, and any Guarantees related thereto, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) of this covenant;

(iv) the Incurrence of Indebtedness represented by the Notes on the Issue Date, and any Refinancing Indebtedness Incurred in respect of any such Indebtedness;

(v) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(vi) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business;

(vii) Indebtedness (in addition to Indebtedness described in clauses (i) and (iii)) of the Company or any Restricted Subsidiary attributable to Capitalized Lease Obligations, or Incurred to finance the acquisition, construction or improvement of fixed or capital assets, or constituting Attributable Debt in respect of Sale/Leaseback Transactions, in an aggregate principal amount at any time outstanding, since the Issue Date, together with any Refinancing Indebtedness with respect to any such Indebtedness Incurred under this clause (vii), not to exceed the greater of (x) $100.0 million and (y) 1.5% of Total Assets;

(viii) Indebtedness of a Restricted Subsidiary issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or any Restricted Subsidiary (other than Indebtedness Incurred (A) as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with, or in contemplation of, such acquisition) and any Refinancing Indebtedness with respect thereto; provided, however, that on the date of any such acquisition of a Restricted Subsidiary and after giving effect to such acquisition and the Incurrence of such Indebtedness pursuant to this clause (viii), either

(A) the Company shall have been able to Incur at least an additional $1.00 of Indebtedness under paragraph (a) above, or

(B) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries shall be equal to or greater than immediately prior to such acquisition.

(ix) Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (ix) since the Issue Date and then outstanding, together with any Refinancing Indebtedness with respect to any such Indebtedness Incurred under this clause (ix), will not in the aggregate exceed the greater of (x) $400.0 million and (y) the Foreign Borrowing Base;

(x) (a) Indebtedness represented by the Subsidiary Guarantees, (b) Guarantees by the Company of Indebtedness of Restricted Subsidiaries Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is Subordinated Indebtedness, then the related Guarantee shall be subordinated in right of payment to the Notes, (c) Guarantees by Subsidiary Guarantors of Indebtedness of the Company or any other Subsidiary Guarantor Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is Subordinated Indebtedness or Guarantor Subordinated Indebtedness, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, and (d) Guarantees of Indebtedness Incurred pursuant to clause (i) above; and

(xi) Indebtedness (in addition to Indebtedness described in clauses (i) through (x)) in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xi) since the Issue Date and then outstanding, together with any Refinancing Indebtedness with respect to any such Indebtedness Incurred under this clause (xi), shall not exceed the greater of (x) $150.0 million and (y) 2.0% of Total Assets.

(c) No Subsidiary Guarantor will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Indebtedness of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Indebtedness.

(d) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Indebtedness; provided, however, if any such Indebtedness ceases to be Non-Recourse Indebtedness, such event shall be deemed to constitute an Incurrence of Indebtedness by the Company or a Restricted Subsidiary.

(e) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such item of Indebtedness on the Issue Date or on the date of Incurrence and may later reclassify such item of Indebtedness under paragraph (b) of this covenant in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness under one of such clauses. Indebtedness outstanding on the Issue Date under the Inventory Revolver, the Securitization Facility and the Rabobank Term Loan shall be deemed initially Incurred on the Issue Date under clause (i) of the paragraph (b) of this covenant.

(f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock, as applicable, (including any payment in connection with any merger or consolidation involving the Company or its Restricted Subsidiaries) except: (x) dividends or distributions payable solely in Capital Stock of the Company, as applicable, (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company and (y) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company (and, if such Restricted Subsidiary is not directly or indirectly owned 100% by the Company, to its other stockholders on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any of the Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company, (iii) purchase, repurchase, redeem, prepay interest, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or Guarantor Subordinated Indebtedness (other than (a) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Wholly-Owned Subsidiary, (b) the redemption, purchase, repurchase or other acquisition or retirement for value of Subordinated Indebtedness or Guarantor Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or (c) repayments following the occurrence of a default or event of default under an indenture or other agreement relating to Indebtedness) or (iv) make any Restricted Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment referred to in clauses (i) through (iv) being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result from the Restricted Payment);

(2) the Company could not Incur at least an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to August 4, 2004 would exceed the sum of:

(A) $300.0 million;

(B) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) commencing on August 4, 2004 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(C) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) or other cash capital contributions subsequent to August 4, 2004 (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which the Company or any Restricted Subsidiary is the lender or is liable as guarantor or otherwise);

(D) the fair market value (as determined in good faith by the Board of Directors of the Company) of shares of the Company’s Qualified Stock issued to acquire Additional Assets from a third party;

(E) the sum of (i) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than (a) by a Subsidiary of the Company or (b) any conversion of the Convertible Notes) subsequent to August 4, 2004, of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Company (other than Disqualified Stock) (less the amount of any cash or other property (other than Capital Stock) distributed by the Company upon such conversion or exchange) and (ii) the aggregate Net Cash Proceeds received by the Company (less any contingent amounts that the Company may be required to refund or return) upon the conversion or exchange (other than (a) by a Subsidiary of the Company or (b) any conversion of the Convertible Notes) subsequent to August 4, 2004 of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock);

(F) the amount equal to the net reduction in Investments since August 4, 2004 in Unrestricted Subsidiaries resulting from (i) repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was treated as a Restricted Payment (and, with respect to clauses (i) and (ii), without duplication of any amounts included in Consolidated Net Income); and

(G) to the extent that any Restricted Investment that was made after August 4, 2004 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the net proceeds of such sale, liquidation or repayment and (y) the net book value of such Restricted Investment.

As of April 29, 2012, after giving effect to the completion of the Transactions and the application of the proceeds from the offering in the manner described under “Use of Proceeds,” the Company and its Restricted Subsidiaries would have been able to make Restricted Payments pursuant to the foregoing clause (3) in an amount of approximately $1,050 million.

(b) So long as there is no Default or Event of Default continuing, the provisions of the foregoing paragraph (a) will not prohibit:

(i) any purchase, defeasance or redemption of Capital Stock, Disqualified Stock or Subordinated Indebtedness or Guarantor Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, the Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to one of the Company’s Subsidiaries or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness by such plan or trust and for which the Company or any Restricted Subsidiary is the lender or is liable as a guarantor or otherwise); provided, however, that (A) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale of Capital Stock shall be excluded in calculations under clause (3)(C) of paragraph (a);

(ii)(A) any purchase, defeasance or redemption of Subordinated Indebtedness or Guarantor Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness or (B) any purchase, defeasance or redemption of Guarantor Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Guarantor Subordinated Indebtedness that, in each case, constitutes Refinancing Indebtedness; provided, however, that (A) any such Subordinated Indebtedness or Guarantor Subordinated Indebtedness is subordinated to the Notes or Subsidiary Guarantee, as the case may be, at least to the same extent as such Indebtedness so purchased or redeemed and (B) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments;

(iii) the repurchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness or Guarantor Subordinated Indebtedness pursuant to a “change of control” or “asset sale” covenant set forth in the indenture or other agreement pursuant to which the same is issued and such “change of control” and “asset sale” covenants are substantially identical in all material respects to the comparable provisions included in the Indenture; provided that such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all of the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture or other agreement pursuant to which the same is issued and provided further that the Company has repurchased all Notes required to be repurchased by the Company pursuant to the terms and conditions described under the caption “Change of control” or “—Limitation on sales of assets,” as the case may be, prior to the repurchase, redemption or other acquisition or retirement for value of such Subordinated Indebtedness or Guarantor Subordinated Indebtedness pursuant to the “change of control” or “asset sale” covenant included in such indenture or other agreement; provided that such repurchase, redemption or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

(iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with paragraph (a); provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;

(v) any repurchase of an Equity Interest deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; provided, however, that such repurchases shall be excluded in subsequent calculations of the amount of Restricted Payments;

(vi) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”; and

(vii) Permitted Employee Payments; provided, however, that the aggregate amount of Restricted Payments made under this clause (vii) shall not exceed $10.0 million in any Fiscal Year (with any unused amounts in any Fiscal Year carried over to the immediately succeeding Fiscal Year subject to a maximum of $20.0 million in any Fiscal Year).

Limitation on sale/leaseback transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by an Officers’ Certificate signed by members of Senior Management and delivered to the Trustee) of the property subject to such transaction;

(2) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Debt in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness”;

(3) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Notes by the covenant described under “—Limitation on liens”; and

(4) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under “—Limitation on sales of assets” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any other Restricted Subsidiary (it being understood that the priority of Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock), (ii) make any loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or (iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (i) or (ii) above), except:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including pursuant to the Indenture, the Inventory Revolver, the Securitization Facility, the Rabobank Term Loan and the Senior Secured Notes due 2014;

(2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock of or Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock issued or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(3) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing, refunding or replacement of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment, restatement, modification, renewal, supplement, rewriting, replacement or refinancing of an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions contained in any such agreement are no less favorable to the Holders, taken as a whole, than the original encumbrances and restrictions contained in such agreements;

(4) in the case of clause (iii) above, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements or the Equity Interests in the owner of such property or in any Subsidiary of the Company that owns a direct or indirect Equity Interest in such owner and (D) ordinary course provisions restricting the assignability of contracts;

(5) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) restrictions created in connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity;

(7) any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(8) any encumbrance or restriction pursuant to (x) other Indebtedness or Preferred Stock of a Non-Guarantor Restricted Subsidiary; provided that such encumbrances or restrictions will not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (as determined in good faith by the Board of Directors of the Company) or (y) other Indebtedness or Preferred Stock of a Subsidiary Guarantor, in each case permitted to be Incurred pursuant to the provisions of the covenant described under “—Limitations on indebtedness”; and

(9) any restriction created by operation of applicable law.

Limitation on sales of assets

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) (as determined in good faith by the Company’s management, or if such Asset Disposition involves consideration in excess of $50.0 million, by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee) of the assets subject to such Asset Disposition;

(ii) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (except such requirement of cash or Cash Equivalents shall not apply to any property, plant, equipment or other facility closed and designated as unused, idle or obsolete by either Senior Management or by resolution of the Board of Directors, and in either case set forth in an Officers’ Certificate delivered to the Trustee); and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) as follows (it being understood that actions under clause (B) may occur prior to actions under clause (A)): (A) to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness (other than Disqualified Stock, Subordinated Indebtedness and Guarantor Subordinated Indebtedness) (and to correspondingly reduce commitments with respect thereto) within 365 days after the date of such Asset Disposition; (B) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition; provided, that, at the option of the Company, to the extent that the Company or such Restricted Subsidiary has (x) at or before the consummation of an acquisition of Additional Assets, announced its intention to make an Asset Disposition in connection with such acquisition (an “Announced Asset Disposition”) and (y) consummated such acquisition of Additional Assets during the period six months prior to the consummation of the Announced Asset Disposition, then the Company or such Restricted Subsidiary may deem the Net Available Cash from such Announced Asset Disposition to be reinvested for purposes of determining compliance with this clause (B) to the extent of the investment in such Additional Assets; (C) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Notes and Pari Passu Indebtedness (including, without limitation, the Senior Notes due 2013, the Senior Notes due 2017, the Senior Secured Notes due 2014 and the Rabobank Term Loan) with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, thereon to the purchase date, and (D) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any corporate purpose; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the

Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph (b) of this covenant, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not yet applied in accordance with this covenant exceeds $25.0 million.

In the case of clause (a) (iii)(B) above, a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided that (A) such Net Available Cash is applied to acquire Additional Assets within 540 days of the Asset Disposition and (B) in the event such binding commitment is later canceled or terminated for any reason before such Net Available Cash is so applied, the Company or such Restricted Subsidiary may satisfy its obligations as to any Net Available Cash by entering into another binding commitment within 90 days of such cancellation or termination of the prior binding commitment and applying the Net Available Cash within 180 days of such subsequent binding commitment; provided further that the Company or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Disposition.

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(C) above, the Company will be required to apply such Excess Proceeds (as defined below) to the repayment of the Notes and any other Pari Passu Indebtedness (including, without limitation, the Senior Notes due 2013, the Senior Notes due 2017, the Senior Secured Notes due 2014 and the Rabobank Term Loan) outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition as follows: (A) the Company will make an offer to purchase (an “Offer”) within ten days of such time from all Holders in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem such Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of their principal amount plus accrued and unpaid interest (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture with respect to the Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Notes and Pari Passu Indebtedness tendered pursuant to the Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Company for use in accordance with clause (a)(iii)(D) above. The Company shall not be required to make an Offer for Notes pursuant to this “Limitation on sales of assets” covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(iii)(A) and (a)(iii)(B) above) (“Excess Proceeds”) is less than $25.0 million (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of Indebtedness of the Company (other than Disqualified Stock or Subordinated Indebtedness) or Indebtedness of any Restricted Subsidiary (other than Guarantor Subordinated Indebtedness) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, (y) securities received by the Company or any Restricted Subsidiary from the transferee that are converted within 30 days by the Company or such Restricted Subsidiary into cash and (z) any Designated Non-Cash Consideration received by the Company or any of the Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value (as determined in good faith by management of the Company, or if such Asset Disposition involves consideration in excess of $50.0 million, by a resolution of the Board of Directors), taken together with all other

Designated Non-Cash Consideration pursuant to this clause (z) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value). Upon the completion of the application of the Net Available Cash from any Asset Disposition pursuant to paragraph (b) above, the amount of Net Available Cash attributable to such Asset Disposition shall be deemed to be zero.

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this “Limitation on sales of assets” covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such conflict.

Limitation on transactions with affiliates

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or assets or the rendering of any service or the making of any Investment) with any Affiliate of the Company (an “Affiliate Transaction”) on terms (i) that are less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s length dealings with a Person who is not an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $25.0 million, are not in writing and have not been approved or negotiated and entered into on behalf of the Company or such Restricted Subsidiary by Senior Management acting pursuant to authorizing resolutions adopted by a majority of the members of the Board of Directors or by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above). In addition, any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $100.0 million will also require an opinion from an independent investment banking firm or appraiser, as appropriate, of national prominence, to the effect that the terms of such transaction are either (i) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s length dealings with a Person who is not an Affiliate or (ii) fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

(b) The provisions described in the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under “—Limitation on restricted payments,” (ii) the performance of the Company’s or its Restricted Subsidiary’s obligations under any collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of reasonable fees and compensation to employees, officers or directors as determined in good faith by the Board of Directors or Senior Management (including indemnification to the fullest extent permitted by applicable law, directors’ and officers’ insurance and similar arrangements, employment contracts, non-competition and confidentiality agreements and similar instruments or payments) and entered into in the ordinary course of business, (iv) maintenance in the ordinary course of business of reasonable benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, SERPs, split-dollar life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans as determined in good faith by the Board of Directors or Senior Management, (v) any transaction between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries, (vi) transactions effected as part of a Qualified Receivables Transaction, (vii) any issuance by the Company of Capital Stock (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans to the extent reasonable, as determined in good faith by the Board of Directors in the ordinary course of business, and loans or advances to employees in the ordinary course of business of the Company or its

Restricted Subsidiaries consistent with past practices, (viii) transactions with customers, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or the Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated third party, in the reasonable determination of the Board of Directors or Senior Management and (ix) any agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect).

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Company or such Restricted Subsidiary, including any Guarantee of such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured (or senior to, in the event the Lien relates to Subordinated Indebtedness) or until such time as such obligations are no longer secured by a Lien.

Notwithstanding the foregoing, Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity incurred in connection with a Qualified Receivables Transaction will not require such equal and ratable security.

SEC reports

Notwithstanding that the Company may not remain subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company will file (if then permitted to do so) with the SEC and provide (whether or not so filed with the SEC) the Trustee and Holders and prospective Holders (upon request) within 15 days of the date of filing with the SEC or, if not filed, on the date that such reports would be required to be filed with the SEC if the Company were a reporting company, with the annual reports and the information, documents and other reports, which are specified in Sections 13 and 15(d) of the Exchange Act (which requirement may be satisfied by posting such information, documents and reports on its website within the time periods specified by this covenant); provided, however, that the Company shall provide one copy of the exhibits of the foregoing to the Trustee and shall (upon request) provide additional copies of such exhibits to any Holder or prospective Holder.

Limitation on issuance of guarantees of indebtedness by restricted subsidiaries

(a) The Indenture will provide that the Company will not permit any Restricted Subsidiary to Guarantee the payment of any Indebtedness of ours or any Indebtedness of any other Restricted Subsidiary unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary except that with respect to a guarantee of Indebtedness of the Company if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such Guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Subsidiary Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and (iii) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph (a) shall not become applicable to any Guarantee of any Restricted Subsidiary (x) that (A) existed at the time such Person became a Restricted Subsidiary of the Company and (B) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or (y) that Guarantees the payment of obligations of the Company or any Restricted Subsidiary for Indebtedness having a maturity of less than 365 days or Indebtedness Incurred under clause (b)(i) or (b)(ix) of “—Limitation on Indebtedness or Indebtedness that is secured by a Lien Incurred exclusively under clause (18) of the definition of “Permitted Liens”; provided further that such Indebtedness incurred under this clause (y) (1) does not constitute Subordinated Indebtedness or (2) is not incurred pursuant to a registered offering of securities under the Securities Act of 1933 or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act of 1933, which private placement provides for registration rights under the Securities Act of 1933.

(b) Notwithstanding the foregoing and the other provisions of the Indenture, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer (whether by way of merger, consolidation or otherwise) in accordance with the terms of the covenant described under “—Limitation on Sales of Assets”, to any Person that is not an Affiliate of the Company, of all of the Company’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the terms of the Indenture), (ii) the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release as a result of payment under such guarantee or (iii) such Restricted Subsidiary is designated an Unrestricted Subsidiary of the Company in accordance with the terms of the Indenture by the Company’s Board of Directors.

Effectiveness of covenants

The covenants described under “—Limitation on indebtedness,” “—Limitation on restricted payments,” “—Limitation on restrictions on distributions from restricted subsidiaries,” “—Limitation on sales of assets,” “—Limitation on transactions with affiliates,” “—SEC reports” and “—Limitation on issuance of guarantees of indebtedness by restricted subsidiaries” will no longer be in effect upon the Company’s reaching Investment Grade Status.

Merger and consolidation

The Company will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into the Company, unless: (i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, either (x) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “Certain covenants—Limitation on indebtedness” or (y) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than immediately prior to such transaction; (iv) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (i) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes; and (v) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Subject to paragraph (b) of “Certain covenants—Limitation on issuance of guarantees of indebtedness by restricted subsidiaries,” each Subsidiary Guarantor will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into such Subsidiary Guarantor, unless (A) the transaction is made in compliance with the covenant described under “—Limitation on sales of assets” or (B) (i) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not the Subsidiary Guarantor) will expressly assume in writing all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and the Indenture; (ii) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, either (x) the Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “Certain covenants—Limitation on indebtedness” or (y) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than immediately prior to such transaction; (iv) each other Subsidiary Guarantor shall have delivered a written instrument in form and substance satisfactory to the Trustee confirming its Subsidiary Guarantee in respect of the Indenture and the Notes; and (v) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such assumption of the Subsidiary Guarantee, if applicable, comply with the Indenture. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of such Subsidiary Guarantor, which properties and assets if held by such Subsidiary Guarantor instead of its Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Subsidiary Guarantor.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes. Solely for the purpose of computing amounts described in clause 3(B), (C) and (E) of “Certain covenants—Limitation on restricted payments,” the Successor Company shall only be deemed to have succeeded and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

Notwithstanding clauses (ii) and (iii) of the first paragraph of this covenant, (1) any Non-Guarantor Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate incorporated exclusively for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits. Notwithstanding clauses (ii) and (iii) of the second paragraph of this covenant, any Subsidiary Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Subsidiary Guarantor.

Events of default

An Event of Default is defined in the Indenture as (i) a default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon redemption, required repurchase, upon declaration or otherwise, (ii) a default in any payment of interest on any Note when due, continued for 30 days, (iii) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant described under “Merger and consolidation” above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under “Change of control” or “Certain covenants” above (in each case, other than a failure to purchase Notes, which is treated in clause (i) above), (v) a default by the Company in the performance of or a breach by the Company of any other covenant or agreement of the Company in the Indenture or under the Notes and such default continues for a period of 60 consecutive days after receipt by the Company of notice of such default or breach, (vi) the failure by any Subsidiary Guarantor that is a Significant Subsidiary (if any) to comply with its obligations under any Subsidiary Guarantee to which such Subsidiary Guarantor is a party, after any applicable grace period, (vii) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent (the “cross acceleration provision”), (viii) certain events of bankruptcy, insolvency or reorganization, whether voluntary or involuntary, of the Company or a Significant Subsidiary (the “bankruptcy provisions”), (ix) the rendering of any judgment or decree for the payment of money in excess of $50.0 million or its foreign currency equivalent in the aggregate for all such final judgments or orders against the Company or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced and not discharged within ten days or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived, stayed or bonded (the “judgment default provision”), or (x) the failure of any Subsidiary Guarantee by a Subsidiary Guarantor (if any) which is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation by any such Subsidiary Guarantor of its obligations under any Subsidiary Guarantee if such Default continues for 30 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (iv) or (v) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. In the event of a declaration of acceleration because an Event of Default set forth in clause (vii) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (vii) shall be remedied or cured by the Company and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary occurs and is continuing, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture or the Notes, at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or the Notes or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes and the Indenture (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes.

The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its Covenant Defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v), (vi), (vii), (viii) (with respect to Significant Subsidiaries), (ix) or (x) under “Events of default” above or because of the failure of the Company to comply with clause (iii) or (v) of the first paragraph under “Merger and consolidation” above or of a Subsidiary Guarantor to comply with clause (B)(iii) or (B)(v) of the second paragraph under “Merger and consolidation” above.

In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence); (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder of the Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and (vii) certain other customary conditions precedent are satisfied.

Amendments and waivers

Subject to certain exceptions, the Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default (other than with respect to nonpayment) or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the principal amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon redemption or repurchase or change the time at which any Note may be redeemed or repurchased under “Optional redemption,” “Change of control” or “Certain covenants—Limitations on sales of assets,” (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, (vii) release any Subsidiary Guarantor (if any) from any of its obligations under its Subsidiary Guarantee or the Indenture, except in compliance with the terms thereof, (viii) modify the Subsidiary Guarantees in any manner, taken as a whole, materially adverse to the Holders, or (ix) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

Without the consent of any Holder, the Company and Trustee may amend or supplement the Indenture, the Notes and the Subsidiary Guarantees to (i) cure any ambiguity, omission, defect or inconsistency, (ii) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture, the Notes and the Subsidiary Guarantees, (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), (iv) to add Guarantees with respect to the Notes or release a Subsidiary Guarantor in accordance with the applicable provisions of the Indenture, (v) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, (vi) to make any change that does not adversely affect the rights of any Holder, and (vii) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Concerning the trustee

U.S. Bank is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. U.S. Bank (as successor to SunTrust Bank) also serves as the trustee under the indentures relating to the Convertible Notes, the Senior Notes due 2013, the Senior Secured Notes due 2014 and the Senior Notes due 2017.

The corporate trust office of the Trustee is 1349 W. Peachtree St. NW, Suite 1050, Atlanta, Georgia 30309.

Governing law

The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means: (i) any property or assets (other than working capital) to be used by the Company or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is or will thereupon become a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) above and (iii) any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to clauses (i) and (ii). For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Asset Disposition” means any sale, lease, transfer or other issuance or disposition (or series of related sales, leases, transfers, issuance or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a sale and leaseback, merger, consolidation or similar transaction, but excluding any disposition by means of any pledge of assets or stock by the Company or any of its Subsidiaries otherwise permitted under the Indenture, and any transaction or series of related transactions from which the Company or any of its Subsidiaries receives an aggregate consideration of less than $500,000) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of assets held for resale in the ordinary course of business, (iii) the sale of Temporary Cash Investments in the ordinary course of business, (iv) the sale or other disposition of damaged, worn, unneeded or obsolete equipment in the ordinary course of business, (v) for purposes of the covenant described under “Certain covenants— Limitation on sales of assets” only, a disposition subject to the covenant described under “Certain covenants—Limitation on restricted payments,” (vi) the sale of other assets so long as the fair market value of the assets disposed of pursuant to this clause (vi) does not exceed $5.0 million in the aggregate in any Fiscal Year and $50.0 million in the aggregate prior to August 15, 2022, (vii) any disposition of assets pursuant to and in accordance with the provisions described under “Merger and consolidation” and/or “Change of control,” (viii) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute Additional Assets or an Investment in a Permitted Joint Venture that in each case complies with the “Certain covenants—Limitation on restricted payments” and (ix) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors with respect to the relevant matter.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (i) 80% of the net book value of the Company’s and its Restricted Subsidiaries’ accounts receivable at such date and (ii) 80% of the net book value of the Company’s and its Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination); provided that an amount of accounts receivable and inventory of the kind included in the definition of Foreign Borrowing Base that would be necessary to be included in the Foreign Borrowing Base in order to Incur the aggregate principal amount of Indebtedness in excess of $400.0 million outstanding under clause (b)(ix) of “Certain covenants—Limitation on indebtedness” on the date of determination shall be excluded from any calculation of the Borrowing Base.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City or Atlanta, Georgia.

“Capital Stock” of any Person means (i) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person but in each case excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and the commercial paper of the holding company of which is rated at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition thereof, (v) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(iv) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such four consecutive fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

(2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment in a Restricted Subsidiary or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such period and without regard to clause (ii) of the definition of Consolidated Net Income, and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act and (2) adjustments calculated to give effect to any Pro Forma Cost Savings.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total interest expense (excluding (w) amortization of deferred financing fees and debt issuance costs, (x) debt discount (other than discounts that accrete by the terms of such instrument), (y) capitalized interest and (z) any non-cash interest expense attributable to the amortization of the discount attributable to the equity component of convertible debt securities) of the Company and its Restricted Subsidiaries, determined in accordance with GAAP, plus, to the extent incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Debt, (ii) interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (iii) net losses associated with Hedging Obligations (or minus net gains associated with Hedging Obligations) with respect to interest rates, (iv) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust, and (v) Receivables Fees. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, without duplication, the consolidated net income (loss) of the Company and its Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clauses (iii) through (v) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent the Company has funded such net loss,

(ii) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(B) of paragraph (a) of the covenant described under “Certain covenants—Limitation on restricted payments,” any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in clauses (iii) through (v) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent the Company has funded such net loss,

(iii) any gain or loss realized upon the sale or other disposition of any asset of the Company or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, provided that this clause (iii) shall not be applicable with respect to calculating the amount of Consolidated Net Income in clause (a)(3)(B) of “Certain covenants—Limitation on restricted payments,”

(iv) any extraordinary gain or loss, and

(v) the cumulative effect of a change in accounting principles.

“Convertible Notes” means the Company’s 4% Senior Convertible Notes due 2013.

“Corporate Trust Office” means the principal office of the Trustee at which, at any particular time, its corporate trust business shall be administered, which office at the date hereof is located at 1349 W. Peachtree St. NW, Suite 1050, Atlanta, Georgia 30309, or such other address as the Trustee may designate from time to time by notice to the Company or the principal corporate office of any successor trustee (or such other address as a successor trustee may designate from time to time by notice to the Company).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” or “Debt Facilities” means one or more debt facilities (including, without limitation, the Inventory Revolver and the Rabobank Term Loan) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents or other holders or lenders and whether provided under the Inventory Revolver or the Rabobank Term Loan, or any other credit agreement or other agreement or indenture).

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 123 days after the Stated Maturity of the Notes; provided, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Limitation on Sales of Assets” and “Change of Control” covenants contained in the indenture and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of Notes as are required to be repurchased pursuant to the “Limitation on sales of assets” and “Change of Control” covenants.

“EBITDA” means, for any period, the Consolidated Net Income for such period, plus, without duplication and to the extent deducted in calculating such Consolidated Net Income, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization of intangibles and impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles,” and (v) other non-cash charges or non-cash losses (other than non-cash charges to the extent they represent an accrual of or reserve for cash charges in any future period or amortization of a prepaid expense that was paid in a prior period), less, without duplication, non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges recorded in any prior period); provided, that if any Restricted Subsidiary is not directly or indirectly owned 100% by the Company, EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the EBITDA attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common Equity

Interests of such Restricted Subsidiary not owned directly or indirectly by the Company on the last day of such period by the Company divided by (2) the total number of shares of outstanding common Equity Interests of such Restricted Subsidiary on the last day of such period.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Year” means the fiscal year of the Company ending on the Sunday closest to April 30 of each year or such other fiscal year as may be determined by the Company and the Board of Directors and of which the Trustee shall receive written notice pursuant to the Indenture.

“Foreign Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (i) 80% of the net book value of the Company’s Foreign Subsidiaries’ accounts receivable at such date, (ii) 80% of the net book value of the Company’s Foreign Subsidiaries’ inventories at such date, and (iii) 60% of the net book value of the Company’s Foreign Subsidiaries’ property, plant and equipment at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable, inventories and property, plant and equipment of an acquired business may be included if such acquisition has been completed on or prior to the date of determination); provided that an amount of accounts receivable and inventory of the kind included in the definition of Borrowing Base that would be necessary to be included in the Borrowing Base in order to Incur the aggregate amount of Indebtedness in excess of $2,250.0 million outstanding under clause (b)(i) of “Certain covenants—Limitation on indebtedness” on the date of determination shall be excluded from any calculation of the Foreign Borrowing Base.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP. At any time after adoption of International Financial Reporting Standards (“IFRS”) by the Company for its financial statements and reports for all financial reporting purposes, the Company may elect to apply IFRS for all purposes of the Indenture, and, upon any such election, references in the indenture to GAAP shall be construed to mean IFRS as in effect on the date of such election; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to the indenture shall be prepared on the basis of IFRS, (3) from and after such election, all ratios, computations, calculations and other determinations based on GAAP contained in the indenture shall be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Issue Date, (4) such election shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to the covenant described under “—Certain covenants—Limitation on restricted payments” or any Incurrence of Indebtedness incurred prior to the date of such election pursuant to the covenant described under “—Certain covenants—Limitation on indebtedness” (or any other action conditioned on the Company having been able to Incur $1.00 of additional Indebtedness) if such payment, Investment, Incurrence or other action was valid under the Indenture on the date made, Incurred or taken, as the case may be, and (5) all accounting terms and references in the Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS. The Company shall give written notice of any election to the Trustee and the Holders within 15 days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an Incurrence of Indebtedness.

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other nonfinancial obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or such other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Indebtedness” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Note is registered in the Note Register.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money,

(ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services,

(v) all Capitalized Lease Obligations and Attributable Debt of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary of the Company, any Preferred Stock (but excluding, in each case, any accrued dividends),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons,

(viii) all Indebtedness of other Persons to the extent Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Inventory Revolver” means the Second Amended and Restated Credit Agreement dated as of June 9, 2011 among the Company, the subsidiaries of the Company party thereto, the lenders parties thereto and Coôperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as administrative agent (or its successor in such capacity), as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Inventory Revolver or one or more other credit or other agreements or indentures).

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain covenants—Limitation on restricted payments,” (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith either by the Board of Directors or Senior Management.

“Investment Grade Status,” with respect to the Company, shall occur when the Notes receive a rating of “BBB-”or higher from S&P and a rating of “Baa3” or higher from Moody’s.

“Issue Date” means August 1, 2012.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, or any filing of, or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of counsel, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition); provided, however, that, in the cases of clauses (iv) and (v), upon reversal of any such reserve or the termination of any such escrow, Net Available Cash shall be increased by the amount of such reversal or any portion of funds released from escrow to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Indebtedness” means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) is liable or provides credit support pursuant to any undertaking, agreement or instrument that would constitute Indebtedness or (b) is directly or indirectly liable and (ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Officer” means any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Treasurer, the Secretary or the Controller of the Company.

“Officers’ Certificate” means a certificate signed by two or more Officers; provided, however, that an Officers’ Certificate given pursuant to the Indenture shall be signed by any one of the principal executive officer, principal financial officer or principal accounting officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Employee Payments” means Restricted Payments by the Company or any Restricted Subsidiary in respect of (i) the repurchase of Capital Stock by the Company or any Restricted Subsidiary from an employee of the Company or any Restricted Subsidiary or their assigns, estates or heirs upon the death, retirement or termination of such employee or (ii) loans or advances to employees of the Company or any of its Subsidiaries made in the ordinary course of business.

“Permitted Holders” means Joseph W. Luter, III or any Person the majority of the equity interests of which is beneficially owned by Joseph W. Luter, III.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary, the Company or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) securities received as consideration in Asset Dispositions made in compliance with the covenant described under “Certain covenants—Limitation on sales of assets” with the exception of securities received as consideration for Asset Dispositions of any property, plant, equipment or other facility closed and designated in accordance with clause (a)(ii) of the “Limitation on sales of assets” covenant; (vi) Investments in existence on the Issue Date (but not in excess of the amount of such Investments in existence on the Issue Date without giving effect to increases or decreases attributable to accounting for the net income of such Investments or subsequent changes in value); (vii) any Investment by the Company or a Wholly-Owned Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an Equity Interest and (viii) additional Investments in a Related Business since the Issue Date having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (viii) since the Issue Date that are at that time outstanding, not to exceed 20% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Joint Venture” means any Person in which the Company or a Restricted Subsidiary owns, directly or indirectly, an ownership interest (other than a Subsidiary) and whose primary business is related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries at the time of determination.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness Incurred pursuant to clause (b)(i) of “Certain covenants—Limitation on indebtedness”;

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such instruments do not secure the payment of Indebtedness;

(6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:

(A) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(B) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (excluding Liens permitted under clause (1));

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly-Owned Subsidiary (other than a Receivables Entity);

(17) Liens securing the Notes and Subsidiary Guarantees;

(18) Liens securing Indebtedness incurred after the Issue Date and any Refinancing Indebtedness relating thereto (excluding any Liens securing any other Indebtedness Incurred after the Issue Date permitted under other clauses hereof) in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $500.0 million and (y) 7.0% of Total Assets;

(19) Liens securing Refinancing Indebtedness (other than Liens Incurred under clauses (1) and (18) above) incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(20) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction; and

(21) Liens on assets of Foreign Subsidiaries securing Indebtedness Incurred under clause (b)(ix) of “Certain covenants—Limitations on indebtedness.”

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the net reduction in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are reasonable and factually supportable, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such four quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by an Officers’ Certificate delivered to the Trustee from the Company’s chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“Public Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock made pursuant to a registration statement that has been declared effective by the SEC, other than public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualified Stock” means any Capital Stock that is not Disqualified Stock.

“Rabobank Term Loan” means the Credit Agreement dated as of July 2, 2009 among the Company, the lenders party thereto, the co-documentation agents party thereto, and Coôperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as Administrative Agent, as amended and as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Rabobank Term Loan or one or more other credit or other agreements or indentures).

“Receivables Entity” means a Wholly-Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity, (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction or a factoring or similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Recourse Indebtedness” means Indebtedness that is not Non-Recourse Indebtedness.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted by the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary (except that a Subsidiary Guarantor shall not refinance Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor)) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums, unpaid accrued interest and other costs and expenses incurred in connection with such Refinancing Indebtedness and (iv) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business which is the same as or related, complementary or ancillary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Custodian” means the custodian with respect to the Global Security (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Securitization Facility” means the Credit and Security Agreement dated as of June 9, 2011 among Smithfield Receivables Funding LLC, as borrower, the Company, as servicer, the lenders parties thereto and Coôperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as administrative agent and letter of credit issuer (or its successor in such capacity), as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Securitization Facility or one or more other credit or other agreements or indentures).

“Senior Management” means with respect to the Company or any of its Subsidiaries, as the case may be, any one of the Chairman of the Board, the Chief Executive Officer, the President and the Chief Operating Officer or any combination of the foregoing.

“Senior Notes due 2013” means the Company’s 7-3/4% Senior Notes due 2013.

“Senior Notes due 2017” means the Company’s 7-3/4% Senior Notes due 2017.

“Senior Secured Notes due 2014” means the Company’s 10% Senior Secured Notes due 2014.

“Significant Subsidiary” means any Restricted Subsidiary that is a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer, unless such contingency has occurred).

“Subordinated Indebtedness” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, limited liability company, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means any Restricted Subsidiary that has issued a Subsidiary Guarantee under the Indenture; provided that upon the release and discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the terms of the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Successor Company” shall have the meaning assigned thereto in the first paragraph of the covenant described under “Merger and consolidation.”

“Successor Guarantor” shall have the meaning assigned thereto in the second paragraph of the covenant described under “Merger and consolidation.”

“Temporary Cash Investments” means any of the following: (i) any Investment in direct obligations (x) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof or (y) of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” by S&P or “A-1” by Moody’s, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s and (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any short-term successor rule) of the SEC, under the Investment Company Act of 1940, as amended.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent published balance sheet of such Person, determined on a pro forma basis in a manner consistent with the pro forma adjustments contained in the definition of Consolidated Coverage Ratio.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means such successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary (except a Restricted Subsidiary which upon such designation becomes an Unrestricted Subsidiary in accordance with the Indenture); provided that (i) such designation would be permitted under the “Limitation on restricted payments” covenant described above, (ii) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (A) is Guaranteed by the Company or any Restricted Subsidiary, (B) is Recourse Indebtedness or (C) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iii) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare such Indebtedness of the Company or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of “Certain covenants—Limitation on indebtedness” and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, 80% or more of the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by the Company.

BOOK-ENTRY; SETTLEMENT AND CLEARANCE

The Global Notes

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee).

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by the Company or the trustee pursuant to the indenture. Accordingly, each Person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until the Company issues the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of sales and other securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing

Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through Direct Participants, who will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with the trustee on behalf of DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or its agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Company or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Senior Notes at any time by giving reasonable notice to the Company or the trustee. Under such circumstances, if a successor securities depository is not obtained, security certificates are required to be printed and delivered.

The Company may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indenture should occur.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by beneficial owners of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The discussion applies only to beneficial owners who acquire the notes in this offering at the initial offering price and who will hold the notes as capital assets within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders of the notes in light of their particular circumstances or to holders subject to special rules (such as broker-dealers, traders in securities that elect a mark-to-market method of accounting, banks or other financial institutions, insurance companies, partnerships, tax-exempt organizations, “U.S. holders” (as defined below) that have a functional currency other than the U.S. dollar, persons liable for alternative minimum tax, certain U.S. expatriates and persons who hold the notes as part of a straddle, hedging, conversion or other integrated transaction). This summary does not address the effects of any state, local or non-U.S. tax laws. Prospective holders should consult their tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the notes.

For purposes of the following discussion, a “U.S. holder” is a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident alien of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) the trust was in existence on August 20, 1996 and has a valid election to be treated as a U.S. person in effect under applicable U.S. Treasury regulations.

For purposes of the following discussion, a “non-U.S. holder” means a beneficial owner of a note (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of acquiring, owning and disposing of a note.

Possible Application of Rules Governing Contingent Payment Debt Instruments

The terms of the notes provide for payments in excess of stated interest and principal under certain circumstances. Under applicable Treasury regulations, the possibility that certain payments in excess of stated interest and principal will be made will not cause the notes to be treated as “contingent payment debt instruments” (which are subject to special rules, as described below) if there is only a remote likelihood as of the issue date of the notes that these payments will be made, or if the amounts thereof are considered incidental. We intend to take the position that, as of the issue date of the notes, the likelihood that we will pay these excess amounts is remote or these amounts are incidental, and therefore that the notes will not be considered contingent payment debt instruments. Our position is binding on you unless you disclose that you are taking a contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the Internal Revenue Service (the “IRS”), and if the IRS were to challenge this position, you might be required to use the accrual method, even if you were otherwise a cash method taxpayer, to accrue income on the notes in excess of the stated interest on the notes and to treat as ordinary income rather than capital gain any income that you realize on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

U.S. Holders

Payments of Interest. It is anticipated, and the following discussion assumes, that the notes will be issued with no more than a de minimis amount of original issue discount. Accordingly, interest paid with respect to the notes will generally be taxable to a U.S. holder as ordinary income at the time accrued or received, in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Taxable Disposition of Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (except to the extent of any accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and such holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note is generally equal to the cost of the note to such holder. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if a U.S. holder has held the note for more than one year. Certain non-corporate U.S. holders (including individuals) are eligible for a preferred rate of tax in respect of long-term capital gain. The deductibility of capital losses by U.S. holders is subject to limitations.

Non-U.S. Holders

Payments of Interest. In general, U.S. federal income or withholding tax will not apply to any payment of interest on a note to a non-U.S. holder if the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States and such interest qualifies for the “portfolio interest exemption.” The portfolio interest exemption generally will be met if the non-U.S. holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	is not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code; and

•

either (a) provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person, on an IRS Form W-8BEN or successor form, or (b) holds its notes through various foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals or corporations, particularly entities treated as partnerships for U.S. federal income tax purposes, and to non-U.S. holders acting as (or holding notes through) intermediaries.

If a non-U.S. holder cannot satisfy the portfolio interest exemption requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (ii) IRS Form W-8ECI, or successor form, certifying that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the Untied States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then such non-U.S. holder (although exempt from the 30% withholding tax, provided the certification requirements discussed above are satisfied) will generally be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest will be included in earnings and profits.

Taxable Disposition of Notes. Subject to the discussion of backup withholding below, U.S. federal income or withholding tax will not apply to any gain that a non-U.S. holder realizes on the sale, exchange, redemption, retirement or other taxable disposition of a note unless (i) that gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base or (ii) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of that disposition and other conditions are met. If clause (i) applies, the non-U.S. holder will be subject to U.S. federal income tax on the net gain derived from the disposition in the same manner as if the non-U.S. holder were a U.S. holder, and if the non-U.S. holder is a corporation, such non-U.S. holder may also be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) as described above. If clause (ii) applies, such non-U.S. holder will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, retirement or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

U.S. Holders. In general, information reporting requirements will apply to payments of principal and interest made on the notes to, and to the proceeds of the sale of the notes within the United States or conducted through certain U.S.-related financial intermediaries by, certain non-corporate U.S. holders. Backup withholding at the applicable rate may also apply to these payments if the U.S. holder (i) fails to provide an accurate taxpayer identification number in the manner required or (ii) is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Information returns will be filed with the IRS in connection with interest payments on the notes. Copies of the information returns may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding or additional information reporting requirements with respect to payments that we make to the non-U.S. holder, provided that we do not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person and the non-U.S. holder has given us the statement or provided the certifications described above under “Non-U.S. Holders—Payments of Interest,” or the non-U.S. holder otherwise establishes an exemption.

In addition, a non-U.S. holder will not be subject to backup withholding or additional information reporting requirements with respect to the proceeds of the sale or other taxable disposition of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement or certifications described above under “Non-U.S. Holders—Payments of Interest” and does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% on interest income paid after December 31, 2013 and the gross proceeds from a disposition of notes paid after December 31, 2014 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. The legislation contains a grandfathering provision that exempts from withholding any payment under, or gross proceeds from a disposition of, an obligation that is outstanding on March 18, 2012, and proposed Treasury regulations would extend this grandfathering provision to obligations that are outstanding on January 1, 2013. These proposed regulations are not effective until finalized, however, and unless and until they are so finalized, taxpayers are not entitled to rely on them. You should consult your own tax advisors regarding this legislation and whether it may be relevant to your acquisition, ownership and disposition of the notes.

Investors should consult their tax advisors concerning the applicability of the above tax consequences to their particular situations, including the necessity of satisfying various certification requirements, and concerning the applicability of other taxes, such as alternative minimum, gift or estate taxes and state, local and non-U.S. taxes.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters pursuant to which, and subject to the conditions therein, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the principal amount of the notes set forth opposite their names below:

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$450,770,000
Goldman, Sachs & Co.	350,770,000
Rabo Securities USA, Inc.	92,310,000
J.P. Morgan Securities LLC	29,230,000
Morgan Stanley & Co. LLC	29,230,000
BMO Capital Markets Corp.	29,230,000
Santander Investment Securities Inc.	9,230,000
SG Americas Securities, LLC	9,230,000

Total	$1,000,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the notes offered hereby, if any of the notes are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

The underwriters will purchase the notes at a customary discount from the price indicated on the cover of this prospectus supplement and propose initially to offer and sell the notes at the offering price set forth on the front of this prospectus supplement. After the initial offering of the notes, the price at which the notes are being offered may be changed at any time without notice. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1.625%	$16,250,000

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $900,000.

Lock-Up

We have agreed not to, directly or indirectly,

•

offer for sale, sell, or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by any person at any time in the future of) any of our debt securities substantially similar to the notes or securities convertible into or exchangeable for such debt securities, or sell or grant options, rights or warrants with respect to such debt securities or securities convertible into or exchangeable for such debt securities,

•	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our debt securities,

•

file or cause to be filed a registration statement, including any amendments, with respect to the registration of our debt securities substantially similar to the notes or securities convertible, exercisable or exchangeable into our debt securities, or

•	publicly announce an offering of any of our debt securities substantially similar to the notes or securities convertible or exchangeable into our debt securities,

for a period of 30 days after the date of this prospectus supplement, in each case without the prior written consent of Barclays Capital Inc. and Goldman, Sachs & Co., on behalf of the underwriters.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities, and they may end any of them at any time. We and the underwriters make no representation as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of the Company (directly, as collateral securing other obligations or otherwise). Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships to the Company, for which they received or will receive customary fees and expenses. In particular, Coôperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, an affiliate of Rabo Securities USA, Inc., acts as administrative agent and is a lender under the Inventory Revolver, the Securitization Facility and the Rabobank Term Loan. Affiliates of Barclays Capital Inc., Goldman, Sachs & Co., Morgan Stanley & Co. LLC and BMO Capital Markets Corp. are lenders under the Inventory Revolver. In addition, the underwriters may hold positions in the Tender Offer Notes and, if they tender such notes in the Tender Offer, they would receive a portion of the proceeds from this offering of the notes.

The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

David C. Nelson, who is a Managing Director at Rabobank Nederland, an affiliate of Rabo Securities USA, Inc., is also a member of the Company’s Board of Directors.

Goldman, Sachs & Co. and Barclays Capital Inc. are acting as dealer managers in the Tender Offer, for which they will receive customary fees. One of the underwriters has agreed to refund a portion of its underwriting discount to the Company in consideration of fees received for a prior transaction that was not consummated.

Foreign Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and the 2010 PD Amending Directive to the extent implemented, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented;

b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters nominated by the Company for any such offer; or

c)	in any circumstances falling within Article 3(2) of the Prospectus Directive or Article 3(2) of the 2010 PD Amending Directive to the extent implemented.

For the purposes of this provision, the expression an “offer of notes to the public,” in relation to any notes in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EC.

Each underwriter has represented and agreed that:

a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Settlement

We expect the underwriters to deliver the notes against payment for the notes on or about the date specified on the cover of this prospectus supplement, which will be the tenth business day following the date of the pricing of the notes (this settlement cycle is being referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding six business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of notes who wish to make such trades should consult their own advisors.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Hogan Lovells US LLP. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. We have engaged Simpson Thacher & Bartlett LLP from time to time on certain legal matters.

EXPERTS

The consolidated financial statements of Smithfield Foods, Inc. appearing in Smithfield Foods, Inc.’s Annual Report on Form 10-K for the year ended April 29, 2012 including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing therein. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC’s website at http://www.sec.gov. Our reports, proxy statements and other information may also be read and copied at the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

The SEC allows us to incorporate by reference the information we filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying base prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), until all of the securities offered by this prospectus supplement have been sold:

•	Annual Report on Form 10–K for the fiscal year ended April 29, 2012;

•	Current Reports on Form 8–K filed June 18, 2012 and July 18, 2012.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3000

PROSPECTUS

SMITHFIELD FOODS, INC.

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3000

From time to time, we may offer and sell the following securities:

Common Shares

Preferred Shares

Depositary Shares

Warrants

Senior Debt Securities

Subordinated Debt Securities

Stock Purchase Contracts

Stock Purchase Units

We will provide specific terms of these securities in supplements to this prospectus or other offering materials. In addition, from time to time, this prospectus may also be used by selling securityholders to sell our common shares covered by this prospectus. You should read this prospectus and any supplement or other offering materials carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 25, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the SEC) using a shelf registration process. Under this shelf process, we may, from time to time, sell any of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement or other offering materials as necessary. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement or other offering materials together with additional information described under the heading “Where You Can Find More Information.”

When used in this prospectus, the terms “Smithfield,” “we,” “our” and “us” refer to Smithfield Foods, Inc. and its subsidiaries. You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or other offering materials. We have not, and no underwriter, agent or dealer has, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. We are not, and no underwriter, agent or dealer is, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information which appears in this document and which is incorporated by reference in this document may only be accurate as of the date of this document or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

THE COMPANY

We are the largest hog producer and pork processor in the world. We conduct our business through five reporting segments, Pork, International, Hog Production, Other and Corporate, each of which is comprised of a number of subsidiaries, joint ventures and other investments.

Smithfield Foods, Inc. is a Virginia corporation. Our principal executive offices are located at 200 Commerce Street, Smithfield, Virginia 23430, and our telephone number is (757) 365-3000. Our website address is http://www.smithfieldfoods.com. The information on our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of securities by us for capital expenditures and general corporate purposes, including the repayment of our debt.

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will not receive any proceeds from the sale of any securities sold by any selling securityholder.

DESCRIPTION OF DEBT SECURITIES

The term Debt Securities includes our Senior Debt Securities and our Subordinated Debt Securities. We will issue the Senior Debt Securities in one or more series under our Indenture—Senior Debt Securities (the Senior Indenture), dated June 1, 2007, between the Company and U.S. Bank National Association (U.S. Bank), as trustee, and the Subordinated Debt Securities in one or more series under a Subordinated Indenture between us and U.S. Bank, or another trustee chosen by us. The Senior Indenture and the Subordinated Indenture are called the Indentures in this prospectus. We have summarized selected provisions of the Indentures below. The Senior Indenture and the form of the Subordinated Indenture have been filed as exhibits to the registration statement, and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indentures so that you can easily locate these provisions. Capitalized terms used in this description have the meanings specified in the Indentures.

General

Unless the applicable prospectus supplement or other offering materials state otherwise, the Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our direct, other senior and unsubordinated debt. The Subordinated Debt Securities will be our unsecured obligations and will rank junior in right of payment to our Senior Indebtedness, as described under the heading “Additional Terms of Subordinated Debt Securities—Subordination.”

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Debt Securities depends on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. The debt securities are not guaranteed by our subsidiaries and, therefore, holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders and any preferred stockholders in our subsidiaries.

Because the Debt Securities will be unsecured, they will effectively be subordinated to our secured debt to the extent of the value of the assets securing such debt. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the Debt Securities.

Neither of the Indentures limits the amount of Debt Securities that we may issue under it or protects the holders of Debt Securities if we engage in a highly leveraged transaction. We may issue Debt Securities from time to time under the Indentures in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance.

Debt Securities may be issued as original issue discount securities, as defined in the Indentures, to be sold at a substantial discount below their principal amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon an acceleration will be determined in the manner described in the applicable prospectus supplement or other offering materials. Conditions pursuant to which payment of the principal of the Debt Securities may be accelerated will be set forth in the applicable prospectus supplement or other offering materials. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement or other offering materials.

Under the Indentures, the terms of Debt Securities of any series may differ and we, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of that series or establish additional terms of that series, unless otherwise indicated in the applicable prospectus supplement or other offering materials.

Provisions of a particular series

The prospectus supplement or other offering materials for a particular series of Debt Securities will specify the terms of that series, including, if applicable, some or all of the following:

•	the title and type of the Debt Securities;

•	the total principal amount of the Debt Securities;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•	any optional redemption terms, or any repayment terms;

•	any provisions that would obligate us to repurchase or otherwise redeem the Debt Securities, or, with respect to the Senior Debt Securities, any sinking fund provisions;

•	the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•

if payments may be made, at our election or at the holder’s election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	any index or formula used for determining principal, interest, or premium, if any;

•	the percentage of the principal amount at which the Debt Securities will be issued, if other than 100% of the principal amount;

•

whether to be issued in fully registered certificated form or book-entry form, represented by certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary’s nominee (Book-Entry Debt Securities);

•	whether the debt securities are convertible into or exchangeable for other Securities and the terms and conditions upon which such conversion or exchange may occur;

•	denominations, if other than $1,000 each or multiples of $1,000;

•	any changes to events of defaults or covenants; and

•	any other terms of the Debt Securities. (Sections 201 & 301 of the Senior Indenture & Subordinated Indenture.)

The prospectus supplement or other offering materials will also discuss any material federal income tax considerations regarding the Debt Securities and any provisions granting special rights to holders when a specified event occurs.

Conversion, exchange or redemption

No Debt Security will be subject to conversion, amortization, exchange or redemption, unless otherwise provided in the applicable prospectus supplement or other offering materials. Any provisions relating to the conversion, exchange or redemption of Debt Securities will be set forth in the applicable prospectus supplement or other offering materials, including whether conversion is mandatory or at our or a holder’s option. If no redemption date or redemption price is indicated with respect to a Debt Security, we cannot redeem the Debt Security before its stated maturity. Unless otherwise specified in the applicable prospectus supplement or other offering materials, Debt Securities subject to redemption by us will be subject to the following terms:

•	redeemable on the applicable redemption dates;

•	redemption dates and redemption prices fixed at the time of sale and set forth on the Debt Security; and

•

redeemable in whole or in part (provided that any remaining principal amount of the Debt Security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 nor less than 30 days before the date of redemption. (Section 1104 of the Senior Indenture & Subordinated Indenture.)

We will not be required to:

•

issue, register the transfer of, or exchange any Debt Securities of a series during the period beginning 15 days before the date the notice is mailed identifying the Debt Securities of that series that have been selected for redemption; or

•

register the transfer of, or exchange any Debt Security of that series selected for redemption except the unredeemed portion of a Debt Security being partially redeemed. (Section 305 of the Senior Indenture & Subordinated Indenture.)

Payment and transfer; paying agent

The paying agent will pay the principal of any Debt Securities only if those Debt Securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement or other offering materials, the paying agent will pay principal, interest and premium, if any, on Debt Securities, subject to such surrender, where applicable, at its office or, at our option:

•

by wire transfer to an account at a banking institution in the United States that is designated in writing to the applicable Trustee or paying agent before the deadline set forth in the applicable prospectus supplement or other offering materials by the person entitled to that payment (which in the case of Book-Entry Debt Securities is the securities depositary or its nominee); or

•

by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Debt Securities. (Sections 307 & 1001 of the Senior Indenture & Sections 308 & 1001 of the Subordinated Indenture.)

Unless we state otherwise in the applicable prospectus supplement or other offering materials, the applicable Trustee will act as paying agent for the Debt Securities, and the principal corporate trust office of such Trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 1002 of the Senior Indenture & Subordinated Indenture.)

Any money that we have paid to a paying agent for principal or interest on any Debt Securities that remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to us, holders should look only to us for those payments. (Section 1003 of the Senior Indenture & Subordinated Indenture.)

Neither we nor any Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Debt Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a Book-Entry Debt Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Book-Entry Debt

Security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a Book-Entry Debt Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the participants.

Fully registered securities may be transferred or exchanged at the corporate trust office of the applicable Trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge and related expenses. (Section 305 of the Senior Indenture & Subordinated Indenture.)

Global securities

Book-Entry Debt Securities will be represented by one or more fully registered global certificates. Each global certificate will be deposited and registered with the securities depositary or its nominee or a custodian for the securities depositary. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 305 of the Senior Indenture & Subordinated Indenture.)

Unless otherwise stated in any prospectus supplement or other offering materials, The Depository Trust Company will act as the securities depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Debt Securities, we will describe them in the applicable prospectus supplement or other offering materials.

Holders of beneficial interests in Book-Entry Debt Securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants. When a global certificate representing Book-Entry Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Book-Entry Debt Securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

As long as the securities depositary or its nominee is the registered holder of a global certificate representing Book-Entry Debt Securities, that person will be considered the sole owner and holder of the global certificate and the Book-Entry Debt Securities it represents for all purposes. Except in limited circumstances, beneficial owners:

•	may not have the global certificate or any Book-Entry Debt Securities it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated Book-Entry Debt Securities in exchange for the global certificate; and

•

will not be considered the owners or holders of the global certificate or any Book-Entry Debt Securities it represents for any purposes under the Debt Securities or the Indentures. (Section 308 of the Senior Indenture & Section 309 of the Subordinated Indenture.)

We will make all payments of principal, interest and premium, if any, on a Book-Entry Debt Security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. Neither we nor the Trustee nor any agent of ours or the Trustee’s will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global certificate representing Book-Entry Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Covenants

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, under the Indentures we will:

•	pay the principal, interest and premium, if any, on the Debt Securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the applicable Trustee at the end of each fiscal year confirming our compliance with our obligations under each of the Indentures;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any;

•	maintain our existence; and

•	comply with any other covenants included in the applicable indenture or any supplemental indenture. (Sections 1001, 1002, 1003, 1005 & 1006 of the Senior Indenture & Subordinated Indenture.)

Consolidation, merger or sale

Under the terms of the Indentures, we are generally permitted to consolidate or merge with any other person. We are also permitted to transfer all or substantially all of our assets to any person. However, each Indenture provides that we may not consolidate with or merge into, or transfer all or substantially all of our assets to, any person, unless:

•

the person expressly assumes, by a supplemental indenture, executed and delivered to the applicable Trustee and in form satisfactory to the applicable Trustee, the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance of every covenant of the applicable Indenture on the part of us to be performed or observed;

•

immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

•

we have delivered to the applicable Trustee an officer’s certificate and an opinion of counsel each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with all conditions provided in the applicable Indenture. (Sections 801 & 802 of the Senior Indenture & Subordinated Indenture.)

Events of Default

Except as may be provided in the applicable prospectus supplement or other offering materials, an Event of Default when used in each of the Indentures with respect to Debt Securities of any series, will mean any of the following:

•	failure to pay the principal or any premium on any Debt Securities of that series when due;

•	with respect to the Senior Debt Securities of any series, failure to deposit any sinking fund payment when due that continues for 60 days;

•

failure to pay any interest on any Debt Securities of that series, when due, that continues for 30 days; provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by us under the terms of Subordinated Debt Securities that permit such deferrals;

•

failure to perform any other covenant in the applicable Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 60 days after the applicable Trustee or the holders of at least 25% of the outstanding Debt Securities of that series give us written notice of the default;

•	certain events in bankruptcy, insolvency or reorganization; or

•

any other Event of Default included in the applicable Indenture or any supplemental indenture with respect to Debt Securities of that series. (Section 501 of the Senior Indenture & Subordinated Indenture.)

In the case of a default described in the fourth bullet above, the grace period may be extended by the Trustee or, if holders of a particular series have given a notice of default, by holders of at least the same percentage of Debt Securities of that series, together with the applicable Trustee. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

If an Event of Default for any series of Debt Securities occurs and continues, the applicable Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately; provided however, that if an Event of Default specified in the fifth bullet above with respect to us occurs, the principal of, premium, if any, and accrued and unpaid interest on all the Debt Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. If we issued the Debt Securities with original issue discount, less than the stated principal amount may become due and payable. If the Debt Securities are declared due and payable, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 502 of the Senior Indenture & Subordinated Indenture.)

The applicable Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indentures at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. (Sections 512, 601, 602 & 603 of the Senior Indenture & Subordinated Indenture.)

The holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Debt Security on its maturity date or redemption date and to enforce those payments. (Section 508 of the Senior Indenture & Subordinated Indenture.)

Satisfaction; discharge

Unless otherwise specified in the applicable prospectus supplement or other offering materials, we may, subject to certain conditions, discharge all our obligations (except those described below) to holders of any series of Debt Securities issued under the Indentures, which series of Debt Securities have not already been delivered to the Trustee for cancellation and which have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding Debt Securities of that series. However, certain of our obligations under the Indentures will survive, including with respect to the following:

•	remaining rights to register the transfer, conversion, substitution or exchange of Debt Securities of the applicable series;

•

rights of holders to receive payments of principal of, and any interest on, the Debt Securities of the applicable series, and other rights, duties and obligations of the holders of Debt Securities with respect to any amounts deposited with the applicable Trustee; and

•	the rights, obligations and immunities of the applicable Trustee under the Indentures. (Section 401 of Senior Indenture & Subordinated Indenture.)

Modification of the Indentures; waiver

Under the Indentures our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 902 of the Senior Indenture & Subordinated Indenture.) In addition, we may supplement the Indentures to create new series of Debt Securities, add to the covenants for the benefit of the holders, provide for the acceptance of appointment by a successor trustee, cure any ambiguity provided such action does not adversely affect the interests of outstanding securities in any material respect, revise the terms or purposes of the issuance, authentication and delivery of Debt Securities, add any additional Events of Default, make provisions with respect to conversion or exchange rights of holders and for certain other purposes, without the consent of any holders of Debt Securities. (Section 901 of the Senior Indenture & Subordinated Indenture.)

The holders of a majority of the outstanding Debt Securities of each series under the applicable Indenture with respect to which a default has occurred and is continuing may waive a default for Debt Securities of that series, except a default in the payment of principal or interest, or any premium, on any Debt Securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of the series affected. (Section 513 of the Senior Indenture & Subordinated Indenture.)

In addition, under certain circumstances, the holders of a majority of the outstanding Subordinated Debt Securities of any series may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Indenture under which those Subordinated Debt Securities were issued. (Section 1009 of the Subordinated Indenture.)

Repayment at the option of the holder; repurchases by the Company

We must repay the Debt Securities at the option of the holders before the applicable stated maturity date only if specified in the applicable prospectus supplement or other offering materials. Unless otherwise provided in the prospectus supplement or other offering materials, the Debt Securities subject to repayment at the option of the holder will be subject to repayment:

•	on the specified repayment dates; and

•

at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the Repayment Date. (Section 1302 of the Senior Indenture & Subordinated Indenture.)

Unless otherwise specified in the applicable prospectus statement, for any Debt Security to be repaid, the Trustee must receive, at its office maintained for that purpose in Atlanta, Georgia not more than 60 nor less than 30 calendar days before the date of repayment:

•	in the case of a certificated Debt Security, the certificated Debt Security and the form in the Debt Security entitled “Option of Holder to Elect Purchase” duly completed; or

•	in the case of a book-entry Debt Security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary to us.

Exercise of the repayment option by the Holder will be irrevocable. (Section 1303 of the Senior Indenture & Subordinated Indenture.)

Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry Debt Securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry Debt Securities or the global certificate representing the related book-entry Debt Securities, on the securities depositary’s records, to the Trustee. See “Description of the Debt Securities—Global Securities.”

Defeasance

We will be discharged from our obligations on the Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of that series. If this happens, the holders of the Debt Securities of the series will not be entitled to the benefits of the applicable Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities. (Section 402 of the Senior Indenture & Subordinated Indenture.)

Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the Debt Securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

No personal liability of directors, officers and stockholders

The Indentures provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the Debt Securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any of our obligations, covenants or agreements in the Indentures, or in any of the Debt Securities or because of the creation of any indebtedness represented thereby, will be had against any of our incorporators, shareholders, officers or directors or of any successor person thereof. Each holder, by accepting the Debt Securities, waives and releases all such liability. Such waiver and release are not intended to affect the rights of holders under the federal securities laws. (Section 1601 of the Senior Indenture & Section 1701 of the Subordinated Indenture.)

Concerning the Trustee

Unless otherwise specified in the applicable prospectus supplement or other offering materials, U.S. Bank will be the Trustee under the Indentures. We and certain of our affiliates maintain deposit accounts and banking relationships with U.S. Bank. U.S. Bank also performs agency functions with respect to other securities issued by our affiliates. U.S. Bank and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates. U.S. Bank also serves as trustee under other indentures with us pursuant to which securities of ours and our affiliates are outstanding.

The Trustee will perform only those duties that are specifically set forth in the Indentures unless an Event of Default under an Indenture occurs and is continuing. Other than its duties in case of a default, the Trustee is under no obligation to exercise any of its powers under the Indentures at the request of any holder of Debt Securities unless that holder offers reasonable indemnity to the Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 601 of the Senior Indenture & Subordinated Indenture.)

If and when the Trustee will be or become our creditor (or any other obligor upon the Debt Securities), the Trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us (or any such other obligor). (Section 614 of the Senior Indenture & Subordinated Indenture.)

The Trustee administers its corporate trust business at 1349 W. Peachtree St. NW, Suite 1050, Atlanta, Georgia.

Governing law

The Indentures provide that the Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113 of the Senior Indenture & Subordinated Indenture.)

ADDITIONAL TERMS OF THE SUBORDINATED DEBT SECURITIES

Our Subordinated Indenture contains certain provisions that are not common with the Senior Indenture.

Option to extend interest payment period

If so provided in the applicable prospectus supplement or other offering materials, we can defer interest payments on the Subordinated Debt Securities by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement or other offering materials (each, an Extension Period). Other details regarding the Extension Period will also be specified in the applicable prospectus supplement or other offering materials. No Extension Period may extend beyond the maturity of the Subordinated Debt Securities. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with interest compounded quarterly at the rate for the Subordinated Debt Securities, to the extent permitted by applicable law. (Section 307 of the Subordinated Indenture.)

During any Extension Period, we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments.

Also we will not make any payments, redeem or repurchase any debt securities of equal or junior rank to the Subordinated Debt Securities or make any guarantee payments on any such debt securities. We may, however, make the following types of distributions:

•	dividends paid in common shares;

•	dividends in connection with the implementation of a shareholder rights plan; or

•

repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

Subordination

Each series of Subordinated Debt Securities will be subordinate in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. Unless otherwise provided in the applicable prospectus supplement or other offering materials, if:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

•

the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness, then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Subordinated Debt Securities have the right to receive any payments of principal or interest on their Subordinated Debt Securities. (Sections 1401 & 1409 of the Subordinated Indenture.)

Unless otherwise provided in the applicable prospectus supplement or other offering materials, Senior Indebtedness means, with respect to any series of Subordinated Debt Securities, the principal, premium, interest and any other payment in respect of any of the following:

•	all of our indebtedness for borrowed or purchased money, whether or not evidenced by notes, debentures, bonds or other written instruments;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	capitalized lease obligations;

•	any of our other indebtedness or obligations with respect to commodity contracts, interest rate commodity and currency swap agreements and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have endorsed or guaranteed or for which we are otherwise liable.

Senior Indebtedness will not include our obligations to trade creditors or indebtedness to our subsidiaries. (Section 101 of the Subordinated Indenture.)

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Indenture to change the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness that the amendment would adversely affect. (Sections 902 & 1407 of the Subordinated Indenture.)

The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated articles of incorporation (articles of incorporation), amended and restated bylaws (bylaws) and our shareholder rights plan, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Our authorized capital consists of 500,000,000 common shares, $.50 par value, and 1,000,000 preferred shares, $1.00 par value. Of the authorized preferred shares, 200,000 are designated Series A Junior Participating preferred shares and one is designated a Series B preferred share. At June 8, 2010, 166,013,232 common shares were outstanding. At that date, no Series A or Series B preferred shares were outstanding.

Preferred shares

The following description of the terms of the preferred shares sets forth certain general terms and provisions of our authorized preferred shares under this prospectus. If we issue preferred shares, the specific designations and rights will be described in the prospectus supplement or other offering materials and a description will be filed with the SEC.

Our board of directors can, without approval of shareholders, issue one or more series of preferred shares. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the maximum number of shares in the series, designation, voting rights, conversion rights, redemption rights and any liquidation preferences, and the terms and conditions of issue. Under certain circumstances, preferred shares could also restrict dividend payments to holders of our common shares. The preferred shares will, when issued, be fully paid and non-assessable.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred shares will be named in a prospectus supplement or other offering materials. The registrar for preferred shares will send notices to shareholders of any meetings at which holders of the preferred shares have the right to elect directors or to vote on any other matter or if notice is otherwise required to be given to holders of the preferred shares.

Common shares

Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “SFD.” Any additional common stock we issue under this prospectus will also be listed on NYSE. Our transfer agent and registrar for common shares is and through June 30, 2010 will be Computershare Investor Services, LLC. Effective July 1, 2010, Computershare Investor Services, LLC is assigning these responsibilities to Computershare Trust Company, N.A. Therefore, as of July 1, 2010, our transfer agent and registrar will be Computershare Trust Company, N.A.

Common shareholders will only receive dividends when declared by the board of directors. If declared, dividends may be paid in cash, stock or other forms. If and when we issue preferred shares, common shareholders may not receive dividends until we have satisfied our obligations to our preferred shareholders. Some of our outstanding debt securities, our credit agreements and other loan agreements also restrict our ability to pay cash dividends.

All outstanding shares of common stock are fully paid and non-assessable. Any additional common shares we issue will also be fully paid and non-assessable. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to common shares.

Each share of common stock is entitled to one vote in the election of directors and other matters. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Common shareholders are not entitled to cumulative voting rights. Members of our board of directors serve three-year terms and such elections are staggered. Directors may be removed from office for cause by the vote of at least two-thirds of the outstanding shares entitled to vote.

The quorum required at a shareholders’ meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, action on a matter is approved if the votes cast in favor of the action exceed the votes cast against the action, except for the election of directors as described above. However, approval is required by the majority of all votes entitled to be cast on the transaction by each voting group entitled to vote (or such greater vote as the board of directors may specify in a particular case), in the case of major corporate actions, such as:

•	a merger,

•	a share exchange,

•	an amendment to our amended and restated articles of incorporation other than an amendment to the provisions relating to our board of directors, or

•	the sale, lease, exchange or other disposition of all or substantially all of our property, other than in the usual and regular course of business.

Under Virginia law, the affirmative vote of more that two-thirds of the shares entitled to vote is required for the dissolution of Smithfield.

Our shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow advance notice procedures described in our amended and restated bylaws.

Director nominations and shareholder proposals that are late or that are not accompanied by all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting, including making nominations for directors.

Under our bylaws, special meetings of the shareholders may be called only by the chairman of the board, the chief executive officer or the president or a majority of the board of directors. This provision could have the effect of delaying until the next annual shareholders’ meeting shareholder actions which are favored by the holders of a majority of our outstanding voting securities, because such holders would be able to take action as shareholders, such as electing new directors or approving a merger, only at a duly called shareholders’ meeting.

We indemnify our officers and directors against all liabilities incurred in connection with their service to us, except liabilities and expenses resulting from that officer’s or director’s willful misconduct or knowing violation of criminal law.

Our articles of incorporation provide that the liability of our directors and officers to us and our shareholders is limited to the fullest extent permitted by Virginia law.

Shareholder rights plan

Under our shareholder rights plan, each outstanding common share has associated with it a right to purchase one two-thousandth of a Series A Junior Participating Preferred Share at a purchase price of $90, subject to adjustment.

The purpose of the rights plan is to:

•	give our board of directors the opportunity to negotiate with any persons seeking to obtain control of Smithfield;

•	deter acquisitions of voting control of Smithfield, without assurance of fair and equal treatment of all of our shareholders; and

•

prevent a person from acquiring in the market a sufficient amount of Smithfield voting power, or a sufficient number of our common shares, to be in a position to block an action sought to be taken by our shareholders.

Until a distribution date occurs, the rights:

•	will not be exercisable; and

•	will be represented by the same certificate that represents the shares with which the rights are associated and will trade together with those shares.

A distribution date would occur upon the earlier of:

•

10 days following a public announcement that a person or group of affiliated or associated persons (person or group) have acquired beneficial ownership of 15% or more of our outstanding common shares or

•

10 business days (or such later date as may be determined by action or our board of directors prior to such time as any person or group becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding common shares.

In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold or otherwise transferred after a person or group has become an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the right.

At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding common shares, our board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or part, at an exchange ratio of one common share, or one two-thousandth of a Series A preferred share, per right.

The purchase price, the number of Series A preferred shares covered by each right and the number of rights outstanding are subject to certain anti-dilution adjustments. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional Series A preferred shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Series A preferred share, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preferred shares on the last trading day prior to the date of exercise.

At any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of our outstanding common shares, our board of directors may redeem the rights in whole, but not in part, at a price of $.00005 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except that from and after such time as any person or group becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

Until a right is exercised, the holder of a right will have no rights as a shareholder of Smithfield, including, without limitation, the right to vote or to receive dividends. After exercise, each Series A preferred share will be entitled to a quarterly dividend rate of the greater of $1.00 per share or 2,000 times the quarterly dividend declared on the common shares. In the event of liquidation, the holders of the Series A preferred shares will receive a preferential liquidation payment equal to the greater of $180,000 or 2,000 times the payment made per common share. Each Series A preferred share will have 2,000 votes, voting together with the common shares. Finally, in the event of any merger, consolidation or other transaction in which common shares are exchanged, each preferred share will be entitled to receive 2,000 times the amount received per common share.

The rights will expire on May 31, 2011, unless earlier exercised by a holder or redeemed by Smithfield.

Virginia Stock Corporation Act

We are a Virginia corporation subject to the Virginia Stock Corporation Act (the Virginia Act). Provisions of the Virginia Act, in addition to provisions of our articles of incorporation and bylaws, address corporate governance issues, including the rights of shareholders.

Article 14 of the Virginia Act contains several provisions relating to transactions with interested shareholders are holders of more than 10% of any class of a corporation’s outstanding voting shares. Transactions between a corporation and an interested shareholder are referred to as affiliated transactions. The Virginia Act requires that certain affiliated transactions must be approved by at least two-thirds of the shareholders not including the interested shareholder. Affiliated transactions requiring this two-thirds approval include mergers, share exchanges, material dispositions of corporate assets, dissolution or any reclassification of securities or merger of the corporation with any of its subsidiaries which increases the percentage of voting shares owned by an interested shareholder by more than five percent.

For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares, and majority approval of disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required.

The provisions of the Virginia Act relating to affiliated transactions do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder.

The Virginia Act permits corporations to opt out of the affiliated transactions provisions. We have not opted out of such provision.

The Virginia Act also contains provisions regarding certain control share acquisitions, which are transactions causing the voting strength of shares of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold voting percentages (20%, 33 1/3%, or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee-director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

The Virginia Act permits corporations to opt out of control share acquisition provisions. We have not opted out of such provision.

The standards of conduct for directors of Virginia corporations are listed in Section 13.1-690 of the Virginia Act. Directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors’ actions are not subject to reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process.

Anti-takeover Effects

Certain provisions of Virginia law and our articles of incorporation and bylaws could make it more difficult for our shareholders to change the composition of our board of directors and may also have the effect of discouraging a change of control transaction or limiting the price that certain investors might be willing to pay in the future for our common stock. These provisions include:

•

a provision allowing our board of directors to issue preferred stock and to determine the rights and preferences of the preferred stock, including voting rights, without any vote or action by the holders of our common stock. In some cases, the issuance of preferred shares could delay a change in control of Smithfield and make it harder to remove present management;

•	a provision dividing our board of directors into three classes which means that only approximately one-third of our directors are elected each year;

•	a provision allowing the removal of directors only for cause by the vote of at least two-thirds of the outstanding shares entitled to vote;

•

a provision allowing the amendment of the provisions of the articles of incorporation relating to our board of directors only if the amendment receives the affirmative vote of at least two-thirds of the shares entitled to vote;

•	a provision requiring a majority vote of all votes entitled to be cast for certain major transactions;

•	a provision requiring that shareholders provide advance notice when nominating directors or submitting other shareholder proposals;

•	a provision limiting the people who can call a special shareholders’ meeting to the chairman of the board, the chief executive officer, the president or a majority of the board of directors;

•

the application of Virginia law governing “affiliated transactions,” which prohibits us from entering into a business combination with the beneficial owner of 10% or more of our outstanding voting stock for a period of three years after the 10% or greater owner first reached that level of stock ownership, unless we meet certain criteria; and

•

the application of Virginia law governing “control share acquisitions,” which generally denies voting rights to shares acquired in a transaction that causes the voting strength of any person acquiring beneficial ownership of our common stock to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes to be cast for the election of directors.

In addition, the exercise of the rights conferred by our shareholder rights plan would cause substantial dilution to a person attempting to acquire Smithfield on terms not approved by our board of directors and therefore would significantly increase the price that person would have to pay to acquire Smithfield. Consequently, our rights plan may deter a potential hostile acquisition or tender offer.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as parts of units consisting of a stock purchase contract and beneficial interests in debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to in this prospectus as stock purchase units. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement or other offering materials will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. We will file the stock purchase contract and any unit agreement with the SEC in connection with any offering of stock purchase contracts or stock purchase units, respectively.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred shares of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement or other offering materials. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the preferred shares related to the depositary shares, we will deposit the preferred shares with the relevant preferred share depositary and will cause the preferred share depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a preferred share represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred shares represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred shares or common shares. Warrants may be issued independently or together with, or as a unit including, preferred shares or common shares offered by any prospectus supplement or other offering materials and may be attached to or separate from any of the other offered securities. Each warrant will entitle the holder to purchase the number of preferred shares or common shares, as the case may be, at the exercise price and in the manner specified in the prospectus supplement or other offering materials relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file the warrant agreement, and any unit agreement, with the SEC in connection with any offering of warrants.

The prospectus supplement or other offering materials relating to a particular issuance of warrants will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the price at which the principal amount of securities may be purchased upon exercise, which price may be payable in cash, securities, or other property;

•	the date on which the right to exercise the warrants commences and the date on which the right expires;

•	if applicable, the number of common shares or preferred shares purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

SELLING SECURITYHOLDERS

Selling securityholders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement, post-effective amendment or other filings we make with the SEC under the Securities Exchange Act of 1934, as amended, will identify the selling securityholders, the terms of the securities and the transaction in which the securities were acquired. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commission under the Securities Act of 1933, as amended. Unless otherwise indicated, the selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, which requires us to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC’s website at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange under the symbol “SFD.” Our reports, proxy statements and other information may also be read and copied at the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that we have registered under the registration statement of which this prospectus forms a part:

•	Annual Report on Form 10-K for the year ended May 2, 2010;

•	Current Report on Form 8-K filed on June 21, 2010; and

•

the description of our capital stock contained in the Registration Statement on Form 8-A/A and the description of the rights to purchase Series A Junior Participating Preferred Shares contained in the Registration Statement on Form 8-A, each filed on May 30, 2001.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3000

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP. Robert L. Burrus, Jr., a partner of McGuireWoods LLP, is one of our directors and owns 10,000 shares of our common stock. As of June 1, 2010, partners of McGuireWoods LLP owned less than one percent of our common stock. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements appearing in our Annual Report (Form 10-K) for the fiscal year ended May 2, 2010, (including the schedule appearing therein), and the effectiveness of our internal control over financial reporting as of May 2, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. These financial statements and the related financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$1,000,000,000

Smithfield Foods, Inc.

6.625% Senior Notes due 2022

Prospectus Supplement

July 18, 2012

Joint Book-Running Managers

Barclays

Goldman, Sachs & Co.

Joint Lead Managers

Rabo Securities

J.P. Morgan

Morgan Stanley

BMO Capital Markets

Co-Managers

Santander

SOCIETE GENERALE